      As filed with the Securities and Exchange Commission on December 23, 1999.



                                                      Registration No. 333-78055


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                               Amendment NO. 1
                                      to

                                   FORM S-3
              REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ----------------------


                                  PROCEPT, INC.
             (Exact name of registrant as specified in its charter)


                 DELAWARE                               04-2893483
       (State or other jurisdiction                  (I.R.S. Employer
     of incorporation or organization)            Identification Number)

         840 MEMORIAL DRIVE, CAMBRIDGE, MASSACHUSETTS 02139; (617) 491-1100 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ----------------------

                                   JOHN F. DEE
                      Chief Executive Officer and President
                                  Procept, Inc.
                               840 Memorial Drive
                         Cambridge, Massachusetts 02139
                                 (617) 491-1100
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                 with copies to:


                            LYNNETTE C. FALLON, ESQ.
                               Palmer & Dodge LLP
                                One Beacon Street
                           Boston, Massachusetts 02108
                                 (617) 573-0100

                             ----------------------

              Approximate date of commencement of proposed sale to
            the public: From time to time after the effective date of
                          this Registration Statement.

                             ----------------------


If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.|_|


If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/


If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|


If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|


If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                             ----------------------



                                          CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
Title of each class                                       Proposed maximum        Proposed maximum
   of securities                     Amount to be          offering price         aggregate offering          Amount of
 to be registered                     registered           per share (1)             price (1)             registration fee
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value      8,884,644 shares          $1.890625                $16,797,530               $4,435(2)

-----------------------------------------------------------------------------------------------------------------------------



(1) Estimated solely for the purpose of determining the registration fee and computed pursuant to Rule 457(c) and based upon the prices on December 21, 1999 as reported on the Nasdaq SmallCap Market.



(2)      Of this amount, $2,343 was paid on May 7, 1999.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a)
OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL
BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

                  Subject to Completion, dated December 23, 1999


                                  PROCEPT, INC.

                              ---------------------


                     8,884,644 SHARES OF COMMON STOCK TO BE

                        SOLD BY THE SELLING STOCKHOLDERS



PROCEPT:                                                    THE OFFERING BY THE SELLING STOCKHOLDERS:
--------                                                    -----------------------------------------
-    We are a biopharmaceutical company engaged     -    2,144,844 shares of Procept common stock are
     in the development and commercialization            being offered on exercise of warrants and unit
     of novel drugs with a focus on infectious           purchase options assumed by Procept in connection
     diseases and oncology.                              with the acquisition of Pacific Pharmaceuticals, Inc.
                                                         This Prospectus relates to the resale of the shares
-    Procept, Inc.                                       of Procept common stock issuable on exercise of those
     840 Memorial Drive                                  warrants and unit purchase options.
     (617) 491-1100
                                                    -    2,438,246 shares of Procept common stock are
-    Nasdaq Small Cap Symbol:  PRCT                      being offered on exercise of Class C Warrants and
                                                         unit purchase options issued in 1998 as a result of
                                                         anti-dilution provisions triggered by the Pacific
                                                         acquisition. This Prospectus relates to the resale
                                                         of the shares of Procept common stock issuable on
                                                         exercise of those warrants and unit purchase
                                                         options.


                                                    -    We previously issued 4,301,554 shares of Procept
                                                         common stock in private transactions, primarily
                                                         associated with the Pacific acquisition. This
                                                         Prospectus relates to the resale of those shares.

                                                    -    The shares may be offered and sold by the selling
                                                         stockholders from time to time in open-market or
                                                         privately negotiated transactions which may involve
                                                         underwriters or brokers.

                                                    -    There is an existing trading market for these
                                                         shares. The reported last sales price on December 21,
                                                         1999 was $1.813 per share.

                                                    -    We will not receive any of the proceeds from the
                                                         sale of shares covered by this Prospectus although
                                                         we will receive payment of the exercise price of the
                                                         warrants and unit purchase options.



                                 ---------------

                  PROCEPT'S BUSINESS INVOLVES SIGNIFICANT RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                                 ---------------

         Neither the SEC nor any state securities commission has determined whether this Prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

                    The date of this Prospectus is ________, 1999

                                TABLE OF CONTENTS


Procept, Inc................................................................................................3

Where You Can Find More Information.........................................................................4

Risk Factors................................................................................................5

Use of Proceeds............................................................................................11

Selling Stockholders.......................................................................................12

Plan of Distribution.......................................................................................22

Legal Matters..............................................................................................23

Experts....................................................................................................23

Material Changes...........................................................................................23

                                  PROCEPT, INC.


         Procept, Inc., together with our subsidiaries, is a biopharmaceutical company currently engaged in the development and commercialization of novel drugs based on biotechnological research. On March 17, 1999, Procept consummated its merger with Pacific Pharmaceuticals, Inc., in which Pacific became a subsidiary of Procept. The combined company has a product portfolio with a focus in anti-infectives and oncology, including three compounds in human clinical trials that may be candidates for accelerated regulatory approval. On November 8, 1999, we announced a major strategic change in our business with the signing of an agreement and plan of merger to acquire Heaven's Door Corporation, an Internet company. Heaven's Door's website provides consumers access to substantial information concerning the pre-arrangement and handling of funeral-related services. If the merger with Heaven's Door is consummated, we will focus on growing the internet businees, while maximizing the value of the biotechnology assets.


         A more complete description of the business of Procept and its recent activities can be found in the documents listed under "WHERE YOU CAN FIND MORE INFORMATION." The principal offices of Procept, a Delaware corporation, are located at 840 Memorial Drive, Cambridge, Massachusetts 02139, and its telephone number at such offices is (617) 491-1100.


         This Prospectus relates to the resale by our stockholders of the following shares of Procept common stock, referred to as the Registered
Shares:



         - an aggregate of 4,301,554 shares held by the selling stockholders named herein and



         - an aggregate of 4,583,090 shares issuable upon exercise of warrants and other convertible securities held by the selling stockholders named herein.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available on the SEC's Website at http://www.sec.gov.

         The SEC allows us to incorporate by reference information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this Prospectus:

         - Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed with the SEC on March 31, 1999;


         - Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, filed with the SEC on May 24, 1999;



         - Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1999, filed with the SEC on June 7, 1999;


         - Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, filed with the SEC on August 16, 1999;


         - Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, filed with the SEC on November 12, 1999;



         - Pacific Pharmaceuticals, Inc. Quarterly Report on Form 10-Q for the quarter ended December 31, 1998, filed with the SEC on February 12, 1999;


         -        Current Report on Form 8-K filed with the SEC on March 30,
                  1999; and

         - The description of the Procept common stock contained in our Registration Statement on Form 8-A, filed with the SEC on January 21, 1993, as amended by Procept's Registration Statement on Form 8-A/A filed with the Commission on November 8, 1993 and February 7, 1994, including any amendment or reports filed for the purpose of updating the description of our common stock.

         You may request a copy of these filings, at no cost, by writing or telephoning using the following contact information:

                                  Procept, Inc.
                                  840 Memorial Drive
                                  Cambridge, MA  02139
                                  Attn:  Michael Fitzgerald
                                  (617) 491-1100

         You should rely only on the information incorporated by reference or provided in this Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling stockholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                  RISK FACTORS

     AN INVESTMENT IN THE SHARES OF COMMON STOCK WILL BE SUBJECT TO A HIGH DEGREE OF FINANCIAL RISK. IN DECIDING WHETHER TO INVEST, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS AS WELL AS THE OTHER INFORMATION IN THIS DOCUMENT. THE LIST OF RISKS SET OUT BELOW MAY NOT BE EXHAUSTIVE.


     IT IS ESPECIALLY IMPORTANT TO KEEP THESE RISK FACTORS IN MIND WHEN READING FORWARD-LOOKING STATEMENTS. THESE ARE STATEMENTS THAT RELATE TO FUTURE PERIODS AND INCLUDE STATEMENTS ABOUT OUR CANDIDATE DRUG DISCOVERY EFFORTS, PRODUCT DEVELOPMENT AND RECEIPT OF REGULATORY APPROVALS. GENERALLY, THE WORDS "ANTICIPATES," "EXPECTS," "INTENDS," "SEEKS," "PLANS" AND SIMILAR EXPRESSIONS IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, AND OUR ACTUAL RESULTS COULD DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS.



     WE PLAN TO MERGE WITH HEAVEN'S DOOR CORPORATION AND, IF THAT MERGER TAKES PLACE, OUR BUSINESS WILL CHANGE SUBSTANTIALLY. WE HAVE SIGNED AN AGREEMENT TO MERGE WITH HEAVEN'S DOOR CORPORATION, WHICH IS AN INTERNET COMPANY, AND EXPECT TO COMPLETE THE MERGER IN THE FIRST QUARTER OF 2000. IF THE MERGER WITH HEAVEN'S DOOR IS CONSUMMATED, OUR BUSINESS WILL CHANGE SUBSTANTIALLY, AS WILL THE RISKS ASSOCIATED WITH AN INVESTMENT IN OUR COMPANY. FOR MORE INFORMATION ON OUR CONTEMPLATED MERGER WITH HEAVEN'S DOOR, PLEASE REFER TO OUR REGISTRATION STATEMENT ON FORM S-4, WHICH WAS DECLARED EFFECTIVE ON DECEMBER 22, 1999. WE ALSO REFER YOU TO OUR QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 1999 THAT WAS FILED ON NOVEMBER 12, 1999 AND OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999 WHICH WE INTEND TO FILE ON OR ABOUT MARCH 31, 2000 FOR MORE INFORMATION ON THE POTENTIAL MERGER.


WE MAY NEVER BECOME PROFITABLE


     We are not able to predict when, or if, we will become profitable, nor are we able to predict whether any profitability will be sustained if it is achieved. We have never made a profit in any fiscal period and, as of September 30, 1999, had an accumulated deficit of approximately $77.2 million. We had a net loss in 1996 of $11.2 million, a net loss in 1997 of $9.1 million before dividends on preferred stock of $4.2 million and a net loss in 1998 of $3.3 million. In addition, we expect to incur operating losses over the next several years. To date, our only sources of revenue have been up-front payments and research and development funding from our corporate partners. For the foreseeable future, we expect that our level of revenues and operating results will depend upon our ability to enter into new collaborations. We have not received any revenues from the discovery, development or sale of a commercial product and we may not realize any revenues in the future.


WE WILL NOT RECEIVE ANY REVENUE FROM PRODUCT SALES OR SIGNIFICANT PAYMENTS FROM PARTNERS IF WE FAIL TO DISCOVER DRUGS OR DEVELOP PRODUCTS


     We may fail to develop products. To date, we are developing candidate drugs and are engaged in clinical trials, but we have not completed clinical trials, or obtained regulatory approval for or marketed any product. Our product development efforts may fail for many reasons, including:


         - the candidate drug or potential product fails in preclinical studies;
         - a potential product is not shown to be safe and effective in clinical studies;
         -        required regulatory approvals are not obtained;
         - a potential product cannot be produced in commercial quantities at an acceptable cost; or
         -        a product does not gain market acceptance.

WE MAY NOT RECEIVE SIGNIFICANT PAYMENTS FROM PARTNERS DUE TO A FAILURE TO ENTER INTO PARTNERSHIPS OR UNSUCCESSFUL RESULTS IN EXISTING COLLABORATIONS

         Our revenue stream and our strategy depend, in part, on our entering into partnerships with third parties. We may not be able to establish any corporate partnerships, and we cannot guarantee that these partnerships will be established on commercially acceptable terms. Our future corporate partnerships may not ultimately be successful. Even if partnerships are entered into, our partners could terminate agreements or these agreements could expire before any meaningful developmental milestones are reached. The termination or expiration of any or all of these agreements could have a material adverse effect on our business.

     Much of the revenue that we may receive under these partnerships depends upon our partners' successful development and commercial introduction of new products derived from our chemical diversity libraries or pharmaceutical screens. Our partners may develop alternative technologies or products outside of their partnerships with us, and these technologies or products may be used to develop treatments for the diseases targeted by our partnerships. This could have a material adverse effect on our business.

IF WE FAIL TO OBTAIN LICENSES FOR NEW PRODUCTS, OUR BUSINESS STRATEGY MAY FAIL

         Our business strategy includes obtaining exclusive licenses to certain compounds with pharmaceutical activity in order to further develop and commercialize such compounds. While we believe that we will be able to execute on this business strategy, we cannot guarantee that we will obtain the license on commercially acceptable terms or at all.

WE FACE UNCERTAINTY IN RAISING ADDITIONAL FUNDS NECESSARY TO FUND OUR OPERATIONS

         We may be required to repeatedly raise additional capital to fund our operations. Capital may be raised through public or private equity financings, partnerships, debt financings, bank borrowings, or other sources. Additional funding may not be available on favorable terms or at all. Our capital requirements will depend upon numerous factors, including the following:

         -        the establishment of partnerships;
         -        the development of competing technologies or products;
         -        changing market conditions;
         -        the cost of protecting our intellectual property rights;
         -        the purchase of capital equipment;
         -        the progress of our drug discovery and development programs;
         - the progress of any collaborations and receipt of any option/license, milestone and royalty payments resulting from those collaborations; and
         -        in-licensing and acquisition opportunities.

         If adequate funds are not otherwise available, we may be required to curtail operations significantly. To obtain additional funding, we may need to enter into arrangements that require us to relinquish rights to certain technologies, candidate drugs, products and/or potential markets. To the extent that additional capital is raised through the sale of equity, or securities convertible into equity, you may experience dilution of your proportionate ownership in Procept.

PROCEPT HAS OBLIGATIONS TO ISSUE SHARES OF COMMON STOCK IN THE FUTURE WHICH WILL DILUTE THE OUTSTANDING SHARES


         As of November 15, 12,386,903 shares of Procept common stock were issuable upon exercise of options and warrants to purchase Procept common stock that either are currently outstanding or Procept has an obligation to issue, including the 4,583,090 Warrant Shares registered hereunder. The exercise prices of such options and warrants range from $0.70 to $490 per share.

LIQUIDATION RIGHTS OF CERTAIN STOCKHOLDERS COULD REDUCE PROCEEDS TO OTHER STOCKHOLDERS


         Under existing contractual provisions, in the event of (i) a liquidation, dissolution or winding up of Procept, (ii) the sale or other disposition of all or substantially all of Procept's assets, or (iii) any consolidation, merger, combination, reorganization or other transaction in which Procept is not the surviving entity, Procept stockholders holding 12,086,433 shares of common stock are entitled to receive an aggregate of $35,703,322 as a liquidation "preference" prior to any payment to the other stockholders. Except in the case of a liquidation, dissolution or winding up, such payment will be in the form that equity holders will receive in the acquisition transaction. In the event of a liquidation, dissolution or winding up, such payment is contingent upon Procept's having available resources to make such payment. These contractual rights will terminate upon the sale into the public market of shares of common stock by the holders of these contractual rights.


CONCENTRATION OF CONTROL OF OUR STOCK COULD LEAD TO FAILURE TO MAXIMIZE STOCK PRICE AND CONFLICTS OF INTEREST


         The Aries Trust, the Aries Domestic Fund, L.P., the Aries Domestic Fund II, L.P., the Aries Master Fund, Paramount Capital Investments LLC and Dr. Lindsay Rosenwald, referred to as the Paramount Purchasers, together are the holders of (i) an aggregate of 6,990,098 shares of Procept common stock, and (ii) warrants and options exercisable for 5,091,692 shares of Procept common stock. Assuming the exercise of all the warrants and options held by the Paramount Purchasers and no warrant or option exercises by other holders, the ownership position of the Paramount Purchasers would represent approximately 60% of Procept common stock. Paramount Capital Asset Management, Inc. is the investment manager and general partner of The Aries Trust, the Aries Domestic Fund, L.P. the Aries Domestic Fund II, L.P., and the Aries Master Fund. Lindsay A. Rosenwald, M.D., the Chairman and sole stockholder of Paramount Capital Asset Management, is also President of Paramount Capital Investments, LLC. In addition, The Aries Trust and the Aries Domestic Fund, L.P. have the right to designate a majority of the members of the Board of Directors. Accordingly, these entities may effectively control matters requiring approval by our stockholders, including electing directors, adopting or amending certain provisions of our certificate of incorporation or by-laws and approving or preventing certain mergers or other similar transactions, such as a sale of substantially all of our assets (including transactions that could give holders of Procept common stock the opportunity to realize a premium over the then- prevailing price for their shares).



         Furthermore, the control rights of the Paramount Purchasers may effectively discourage a third party from making an acquisition proposal and thereby inhibiting a change of control in circumstances that could give the holders of Procept common stock the opportunity to realize a premium over the then-prevailing market price of such stocks or affect the market price of the common stock, or both. Our stockholders other than the Paramount
Purchasers will be minority equity holders and will be unable to control our management or business policies. Moreover, subject to contractual restrictions and general fiduciary obligations, We are not prohibited from engaging in future transactions with the Paramount Purchasers.



         Paramount Capital Investments, LLC is a New York-based merchant banking and venture capital firm specializing in biotechnology companies. In the regular course of its business, Paramount Capital Investments, LLC identifies, evaluates and pursues investment opportunities in biomedical and pharmaceutical products, technologies and companies. None of Paramount Capital Investments, LLC or its affiliates are obligated pursuant to any agreement or understanding with us to make any additional products or technologies available to us, nor can there be any assurance, and we do not expect and purchasers of the Registered Shares should not expect, that any biomedical or pharmaceutical product or technology identified by Paramount Capital Investments, LLC or such affiliates in the future will be made available to us. In addition, certain of our current officers and directors or certain of our officers or directors hereafter appointed may from time to time serve as officers or directors of other biopharmaceutical or biotechnology companies. We cannot be certain that these other companies will not have interests in conflict with ours.


OUR BUSINESS MAY FAIL DUE TO INTENSE COMPETITION IN OUR INDUSTRY

         Our business may fail because we face intense competition from major pharmaceutical companies and specialized biotechnology companies providing chemical diversity libraries, pharmaceutical screening systems, combinatorial chemistry technologies and other expertise. In addition, in pursuing our internal drug discovery program, we compete against pharmaceutical and biotechnology companies developing drugs against infectious diseases, and our partners face similar competition in the respective markets for which they are developing drugs. Many of these competitors have greater financial and human resources and more experience in research and development than we have. Competitors that identify lead structures, develop candidate drugs, complete clinical trials, obtain regulatory approvals, and begin commercial sales of their products before us will enjoy a significant competitive advantage. We anticipate that we will face increased competition in the future as new companies enter the market and alternative technologies become available.


WE DEPEND ON PATENTS AND PROPRIETARY RIGHTS THAT MAY FAIL TO PROTECT OUR
BUSINESS

         Our success will depend, in large part, on our ability to obtain and maintain patent or other proprietary protection for our technologies, products, and processes, and our ability to operate without infringing the proprietary rights of other parties. We may not be able to obtain patent protection for the composition of matter of discovered compounds, processes developed by our employees, or uses of compounds discovered through our technology. Legal standards relating to the validity of patents covering pharmaceutical and biotechnological inventions and the scope of claims made under these patents are still developing. There is no consistent policy regarding the breadth of claims allowed in biotechnology patents. The patent position of a biotechnology firm is highly uncertain and involves complex legal and factual questions.

         We may not receive any issued patents based on currently pending or any future applications. Any issued patents may not contain claims sufficiently broad to protect against competitors with similar technology. In addition, our patents, our partners' patents, and those patents for which we have license rights may be challenged, narrowed, invalidated or circumvented. Furthermore, rights granted under patents may not provide us with any competitive advantage.

         We may have to initiate litigation to enforce our patent and license rights. If our competitors file patent applications that claim technology also claimed by us, we may have to participate in interference or opposition proceedings to determine the priority of invention. An adverse outcome could subject us to significant liabilities to third parties and require us to cease using the technology or to license the disputed rights from third parties. We may not be able to obtain any required licenses on commercially acceptable terms or at all.

         The cost to us of any litigation or proceeding relating to patent rights, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because of their substantially greater resources. Uncertainties resulting from the initiation and continuation of any pending patent or related litigation could have a material adverse effect on our ability to compete in the marketplace.

         We also rely on certain proprietary trade secrets and know-how that are not patentable. We have taken measures to protect our unpatented trade secrets and know-how, including the use of confidentiality agreements with our employees, consultants, and certain contractors. It is possible that the agreements may be breached, that we would have inadequate remedies for any breach, or that our trade secrets will otherwise become known or be independently developed or discovered by competitors.

UNCERTAIN PHARMACEUTICAL PRICING ENVIRONMENT MAY IMPACT OUR BUSINESS

         Our ultimate ability to commercialize any products that we or our partners develop depends on the extent to which reimbursements to patients for the cost of such products and related treatments will be available from government health administration authorities, private health insurance providers, and other organizations. It is uncertain whether third party payers will reimburse patients for newly approved health care products or will do so at a level that will enable us to obtain a satisfactory price for our products. Healthcare reform is an area of increasing attention and is a priority of many government officials. Any such reform measures, if adopted, could adversely affect the pricing of therapeutic or diagnostic products in the US or elsewhere and the amount of reimbursement available from governmental agencies or third party insurers. We cannot predict the effect of these measures upon our business.


QUALIFIED MANAGERIAL AND SCIENTIFIC PERSONNEL ARE SCARCE IN OUR INDUSTRY

         We are highly dependent on the principal members of our scientific and management staff. Our success will depend in part on our ability to identify, attract and retain qualified managerial and scientific personnel. There is intense competition for qualified personnel. We may not be able to continue to attract and retain personnel with the advanced technical qualifications or managerial expertise necessary for the development of our business. If we fail to attract and retain key personnel, it could have a material adverse effect on our business, financial condition and results of operations.

OUR COMMON STOCK MAY HAVE A VOLATILE PUBLIC TRADING PRICE AND LOW TRADING VOLUME


         The market price of our common stock has been highly volatile and the market for our common stock has experienced significant price and volume fluctuations, some of which are unrelated to the operating performance of Procept. Many factors may have a significant adverse effect on the market price of the common stock, including:


         - announcements of technological innovations or new commercial products by us or our competitors;
         - developments concerning proprietary rights, including patent and litigation matters;
         - publicity regarding actual or potential results with respect to products or compounds under development by us or our partners;
         -        unexpected terminations of partnerships;
         -        regulatory developments in the US and other countries;

         -        general market conditions; and
         - quarterly fluctuations in our revenues and other financial results.

YEAR 2000 ISSUES COULD CAUSE INTERRUPTION OR FAILURE OF OUR COMPUTER SYSTEMS

         We use a significant number of computer systems and software programs in our operations, including applications used in support of research and development activities, accounting, and various administrative functions. Although we believe that our internal systems and software applications contain source code that is able to interpret appropriately the dates following December 31, 1999, our failure to make or obtain necessary modifications to our systems and software could result in systems interruptions or failures that could have a material adverse effect on our business. We do not anticipate that we will incur material expenses to make our systems Year 2000 compliant. Unanticipated costs necessary to avoid potential systems interruptions could exceed our present expectations and consequently have a material adverse effect on our business. In addition, if our key supply and service providers fail to make their respective computer software programs and operating systems Year 2000 compliant, it could have a material adverse effect on our business.

THE POSSIBLE APPLICABILITY OF "PENNY STOCK" RULES WILL ADVERSELY IMPACT LIQUIDITY FOR PROCEPT'S SECURITIES


         If our common stock fails to continue to be listed on a national securities exchange or listed on a qualified automated quotation system, it may become subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended, which imposes additional sales practice requirements on broker-dealers that sell such securities. Rule 15g-9 defines a "penny stock" to be any equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions including the securities being quoted on Nasdaq's SmallCap Market. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser, have delivered the Commission's required disclosure statement regarding "penny stock" and have received the purchaser's written consent to the transaction prior to sale. In addition, Rule 15g-4 requires that a broker-dealer also must disclose the sales commission payable to it and its registered representative and current quotations for the security. Finally, Rule 15g-6 requires that a broker-dealer send its customers who hold penny stock in their accounts monthly statements disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock. Consequently, such rules may affect the ability of broker-dealers to sell Procept's securities and may affect the ability of purchasers of the Registered Shares to sell any of their Procept common stock.



         The foregoing required penny stock restrictions will not apply to our securities if we meet certain minimum net tangible assets or average revenue criteria. We can not be certain that our securities will qualify for exemption from the penny stock restrictions. In any event, even if our securities were exempt from such restrictions, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to restrict any person from participating in a distribution of penny stock, if the Commission finds that such a restriction would be in the public interest.

         If our securities were subject to the rules on penny stocks, the market liquidity for our securities would be materially adversely affected.


USE OF PROCEEDS


         We will not receive any proceeds from the sale of the Registered Shares. We could, however, receive an aggregate of up to $13,353,570 upon exercise of outstanding unit purchase options and warrants that must be exercised before 4,583,090 of the Registered Shares could be sold hereunder.

SELLING STOCKHOLDERS

         The Selling Stockholders are the holders of:


         - an aggregate of 4,301,554 shares of Procept common stock, referred to as the Outstanding Shares, issued by Procept in various private placements, including Procept's 1998 private placement; and



         - currently exercisable warrants and options issued by Procept in private placements or assumed by Procept in connection with its acquisition of Pacific to purchase, at prices ranging from $2.11 to $9.20 per share, an aggregate of 4,583,090 shares of Procept common stock, which expire on various dates from October 8, 2001 to September 7, 2007.



         The following table sets forth as of November 15, 1999:


         - the name of each Selling Stockholder (in addition to the named Selling Stockholders, any person who receives Registered Shares from a Selling Stockholder as a gift or in connection with a pledge may sell up to 500 of such shares using this Prospectus);


         - the aggregate number of shares of common stock owned by or issuable upon exercise of outstanding convertible securities owned by each Selling Stockholder, which are referred to as Shares Held; and



         - the aggregate number of Outstanding Shares and Warrant Shares to be offered by each Selling Stockholder pursuant to this Prospectus.



         Common stock ownership information is based solely upon information furnished to Procept, Procept's internal reports or reports furnished to Procept by the respective individuals or entities, as the case may be, pursuant to the rules of the Commission. Except as described elsewhere in this Prospectus (including the footnotes following the table), none of the Selling Stockholders have held any position or office with, been employed by, or otherwise had a material relationship with, Procept or any of its predecessors or affiliates within the past three years.


                         NAME OF                                  TOTAL SHARES      OUTSTANDING     WARRANT      REGISTERED
                   SELLING STOCKHOLDER                                HELD            SHARES         SHARES        SHARES

---------------------------------------------------------------------------------------------------------------------------
Abeshouse, Mark(3)                                                       2,598           --            2,340          2,340
Ain, Ross D                                                             26,288          9,450          5,248         14,698
Alae Partners(4)                                                        72,640           --           10,488         10,488
Angelastro, Philip J                                                    14,222           --            2,622          2,622
The Alfred J. Anzalone Family Limited Partnership                       36,531           --            5,244          5,244
Arias, Mauricio                                                         20,062           --            2,622          2,622
Aries Domestic Fund, L.P.(5)                                         3,217,403        758,647        512,690      1,271,337
Aries Trust(6)                                                       6,391,583      1,658,424      1,063,144      2,721,568
Aristizabal, Mario                                                      20,062           --            2,622          2,622
Arntson, Morris A. Jr                                                   18,160           --            2,622          2,622
Ballweg, Martin G                                                       36,321           --            5,244          5,244
Batkin, Alan R                                                           2,140          2,140           --            2,140
Baz, Raul                                                               20,062           --            2,622          2,622
Beagle Limited                                                         160,502           --           20,976         20,976
Eckardt C. Beck, Defined Pension Plan U/A 1/1/95                        18,160           --            2,622          2,622
Berg, Mark                                                              16,714         16,714           --           16,714
Bernstein, Lawrence                                                     10,896           --            1,573          1,573
Richard Berry, MD & Beverly Berry                                       18,160           --            2,622          2,622
Bershad, David J                                                        39,320         17,790           --           17,790
Bios Equity Fund L.P.                                                   45,732           --           15,732         15,732
Barry Birbrower, P.C. Profit Sharing Trust                              20,062           --            2,622          2,622
Blair, DH(7)                                                            14,428           --           12,866         12,866
Robert S. Bogatin Trust UDT 3/15/91                                     18,160           --            2,622          2,622
Borak, Evan S(8)                                                         8,118           --            4,072          4,072
Brady, James W                                                           8,026           --            1,049          1,049
Braziel, Ronald W                                                       72,640           --           10,488         10,488
Broidy, Elliott                                                         34,177          7,958          5,244         13,202
Cass & Co. - Magnum Capital Growth Fund                                 19,658          8,895           --            8,895
Cassedy, Thomas L                                                        8,356          8,356           --            8,356
Thomas L. Cassidy IRA Rollover                                          40,126           --            5,244          5,244
Andrew  & Barbara Cichelli JT TEN                                        3,343          3,343           --            3,343
Cline, Jack R. Jr                                                       16,125           --            2,622          2,622
Commonwealth Associates                                                 67,180         67,180           --           67,180
Conrads, Robert J                                                       36,894          2,546          5,244          7,790
Continental Consulting Corporation                                      20,062           --            2,622          2,622
Couderay Partners                                                       60,770           --           10,488         10,488
Cox, Archibald, Jr                                                     170,308         32,302         20,976         53,278

Davis, Tommy L                                                         120,377           --           15,732         15,732
De Adame, Lelia Cordero  & Lilia Olivera JT TEN                          9,831          4,448           --            4,448
de Salas-Porras, Maria-Eugenia A                                        20,062           --            2,622          2,622
Desai, Praful,  MD                                                      20,062           --            2,622          2,622
Daniel J. Dornan & Particia Ann Dornan JT TEN                          9,831          4,448           --            4,448
Doyle, J. William                                                       31,380           --            7,866          7,866
Dritz, James L                                                          16,060           --            2,622          2,622
Dworetzky, Edward                                                       36,321           --            5,244          5,244
Dworetzky, Norma                                                        36,321           --            5,244          5,244
Edelman, Joseph(9)                                                      12,750           --            8,679          8,679
Edmund C. Neuhaus & Olga M. Neuhaus JT TEN                               1,671          1,671           --            1,671
Fabiani, Joseph A(10)                                                   15,140          6,227          1,231          7,457
Fischer, Lauren S(11)                                                    7,194           --            3,608          3,608
Florin, Marc(12)                                                        16,437           --           12,435         12,435
Roxanne H. Frank Revocable Trust                                        72,641           --           10,488         10,488
Friedman, Ben & Sharyn                                                  16,650           --            2,622          2,622
Gallans & Brooks Associates, Inc. Pension Fund                          18,160           --            2,622          2,622
A. Mark Gambee, MD and Karen D. Todd, MD JTWORS                         40,126           --            5,244          5,244
Garfinkel, Shelley                                                      22,623           --            5,244          5,244
Gerace, Anthony J                                                       18,098           --            4,195          4,195
Giamanco, Joseph                                                        68,557           --           10,488         10,488
Giant Trading, Inc.                                                     15,728          7,116           --            7,116
Gittis, Howard                                                          64,501           --           10,488         10,488
Laura Gold Gallaries Ltd, PFT SHG TR                                     9,831          4,448           --            4,448
Stuart Goldberg and Rhoda Goldberg JTWROS                                7,660           --            2,622          2,622
CMH Associates A Partnership                                            75,353         15,918         10,488         26,406
Goodman, John M                                                         20,062           --            2,622          2,622
Gordon, Michael J                                                        7,765            414          1,311          1,725
Gordon, Robert P                                                         7,722          7,722            --           7,722
Halperin, Alan and Paula                                                40,126            --           5,244          5,244
Irving B. Harris Revocable Trust                                        72,641            --          10,488         10,488
Harvard School of Dental Medicine                                        4,975           4,975          --            4,975
Hawk Management and Financial Services, Inc.                            80,251            --          10,488         10,488
Hawkins Group, LLC(13)                                                 257,506            --         129,156        129,156
Heil, Edward F                                                          40,126            --           5,244          5,244
Herman, Paul R                                                          12,910            --           2,622          2,622
HJK, LLC                                                                80,251            --          10,488         10,488
Holubow, Fred                                                           12,703            --           2,098          2,098

Harry Huang & Adrienne Masters                                          20,062            --           2,622          2,622
IMS Global Investments X, Ltd.                                         145,282            --          20,976         20,976
Jackson Hole Investments Acquisition LP                                 40,126            --           5,244          5,244
Jesselson Children, 12/18/80 Trust FBO                                 196,596          88,949          --           88,949
Michael G. Jesselson 12/18/80 TR                                       196,596          88,949          --           88,949
Joyce, Michael                                                          80,251            --          10,488         10,488
Jurgensmeyer, Charles                                                   36,321            --           5,244          5,244
Jerome Kahn, Jr. Revocable Trust                                        27,758            --           4,720          4,720
Kaiserman, Donald B. and Sylvia A                                       18,160            --           2,622          2,622
Kane, Patrick M                                                         43,734           8,895         3,146         12,041
Ellen I. Kaplan Revocable Trust                                         40,126            --           5,244          5,244
Kash, Peter(14)                                                         14,178            --          13,152         13,152
Katzmann, Scott A(15)                                                  144,674            --          97,019         97,019
Kehaya, Ery W                                                           15,244            --           5,244          5,244
Kendall, Donald R., Jr                                                  49,957           4,448         5,244          9,692
John R. Kennedy & John R. Kennedy Pension Fund                           8,356           8,356          --            8,356
Kessel, Lawrence & Shirley                                              18,160            --           2,622          2,622
Keys Foundation(16)                                                    567,929         236,250       115,457        351,707
Kimble, George & Mary Ellen                                             20,062            --           2,622          2,622
Knox, John                                                               3,211            --           1,611          1,611
Knox, Robert A(17)                                                       8,356           8,356          --            8,356
Kratchman, Martin(18)                                                    1,604            --           1,468          1,468
Ksiazek, Harold  and Jeanette                                           18,160            --           2,622          2,622
LaRocque, John                                                          91,464            --          31,464         31,464
Lash, Roger S                                                           36,321            --           5,244          5,244
Levine, Brad  DMD(19)                                                   36,321            --           5,244          5,244
Levine, Jeff                                                            17,053            --           8,553          8,553
Hyman A. Lezell Revocable Trust                                         18,160            --           2,622          2,622
Lincoln Wood Investment                                                 88,877            --          15,732         15,732
Linscott, Donald W                                                      20,062            --           2,622          2,622
Donna Lipman and Lawrence Lipman, Tenants in Common                     20,062            --           2,622          2,622
Lisenby, Stephen A. and Patricia J.                                     54,480            --           7,866          7,866
Loeb, John Jr                                                           29,894           4,448         2,622          7,070
Lozito, Donna F(20)                                                     12,750            --           8,353          8,353
Lydecker, Richard A. & Gay C(21)                                        10,548           4,725         2,099          6,824
Lydon, Harris R.L.  Jr                                                  18,160            --           2,622          2,622
Managed Risk Trading LP                                                  4,955           2,241          --            2,241
Geo. Manos & Associates, Inc.                                           20,062            --           2,622          2,622

McCullick, Mike                                                         18,160            --           2,622          2,622
McDermott, Stephen(22)                                                     627            --             559            559
Sean McGould & Erin McGould JT TEN                                       9,831           4,448          --            4,448
McInerney, Tim(23)                                                      30,418            --          21,841         21,841
MDBC Capital Corp.                                                      19,658           8,895          --            8,895
Messina, Kirkland(24)                                                    1,204            --             604            604
Milfam I                                                                18,160            --           2,622          2,622
Albert R. Miller Trustee                                                9,831           4,448          --            4,448
Miller, Mike & Terry                                                    80,251            --          10,488         10,488
Milstein, Albert                                                        18,160            --           2,622          2,622
Minerva, Donald                                                         40,126            --           5,244          5,244
Moonlight International LTD                                             19,658           8,895          --            8,895
Moskowitz, Reed                                                          4,179           4,179          --            4,179
Murphy, Charles J.,  Jr                                                  4,179           4,179          --            4,179
Murphy, William Kymmerly  & Linda Carolyn
Revocable Trust                                                         18,160            --           2,622          2,622
Nagle, Arthur J(25)                                                     55,020          27,713        10,497         38,210
Natiello, Joseph A                                                      22,623            --           5,244          5,244
Newman, Kevin P                                                         18,160            --           2,622          2,622
Oscar Gruss & Son Incorporated                                          11,765          11,765          --           11,765
John S. Osterweis Trustee for The Osterweis Revocable
Trust U/A dated 1/13/93(26)                                             56,923          27,804        10,497         38,301
Ostrovsky, Paul D. & Rebecca L                                          14,907           2,206         1,311          3,517
Ostrovsky, Steven N                                                     35,597           8,220         3,933         12,153
Paine Webber, Inc.                                                      19,658           8,895          --            8,895
Palmetto Partners, LTD(27)                                             455,379         222,427        83,976        306,403
Pelts, James J                                                           7,265            --           1,049          1,049
Pequot Scout Fund, LP                                                  107,322            --          26,220         26,220
Pharm-Eco Laboratories, Inc.                                            40,126            --           5,244          5,244
Pictet Bank & Trust Nassau Ltd.                                         29,549            --           5,244          5,244
Porlana Capital Corp. PTE Ltd.                                          80,251            --          10,488         10,488
Prager, Tis(28)                                                         84,285          37,055        16,269         53,324
Ramaker, James K                                                        36,321            --           5,244          5,244
Reaback, Louis                                                          18,160            --           2,622          2,622
Reaback, Raymond                                                        18,160            --           2,622          2,622
Resnick, Michael                                                        14,528            --           2,098          2,098
Rosenbaum, David  and Margot Kahn JTWROS                                 3,084            --             524            524
Rosenwald, Lindsay(29)                                               2,176,703         100,010     1,319,024      1,419,034
Rothblatt, Martin                                                        4,179           4,179          --            4,179
Rubin, Wayne L(30)                                                      64,856            --          44,524         44,524

Abel Quezada Rueda & Mercedes Pesqueira V JT WROS                        1,671           1,671          --            1,671
Ruggeberg, Karl(31)                                                     22,668            --          13,132         13,132
Ruttenberg, David W(32)                                                 50,841          23,625        10,497         34,122
Sanger Investments II                                                    7,866           3,559          --            3,559
Roy and Marlena Schaefer, JTWROS                                        39,722           8,895         2,622         11,517
Schawelson, Sandra                                                      18,160            --           2,622          2,622
Selz, Bernard                                                           25,070          25,070          --           25,070
Furman Selz, LLC                                                       100,314            --          13,110         13,110
J.F. Shea Co., Inc.(33)                                                635,167         307,483       125,964        433,447
Siirola, Thomas C                                                       20,062            --           2,622          2,622
Silver, William S                                                       20,062            --           2,622          2,622
Smith, Richard A                                                        19,658           8,895          --            8,895
Soloman, Debrah(34)                                                      1,255            --           1,119          1,119
Solomon, Philip                                                          2,240           2,240          --            2,240
Speisman, Aaron                                                          9,831           4,448          --            4,448
Spencer, Melvin                                                         18,160            --           2,622          2,622
Spencer, William M.,  III                                               39,320          17,790          --           17,790
Joseph Stevens & Co.(35)                                                68,214            --          34,214         34,214
Strassman, Andrew                                                       14,747            --           2,622          2,622
Strassman, Joseph and Barbara                                           32,251            --           5,244          5,244
Strassman, Richard(36)                                                  35,145            --          11,679         11,679
Suan Investments                                                        39,320          17,790          --           17,790
Tanen, David(37)                                                           753            --             671            671
Tauber, Herman                                                           8,356           8,356          --            8,356
Teitelbaum, Myron M.  M.D                                               42,571           6,069         5,244         11,313
Tokenhouse Trading Company Limited                                      80,251            --          10,488         10,488
Umbach, Joseph A                                                         5,651           4,249          --            4,249
Villamizar, Rodrigo                                                     20,062            --           2,622          2,622
Donald E. and Virginia V. Vinson Trust                                  53,682          26,375        10,497         36,872
Vitols, Juris                                                           40,126            --           5,244          5,244
Walner, David                                                           13,105            --           9,643          9,643
Wayne, Peri                                                              3,108           3,108          --            3,108
Weiss, Melvyn I                                                         79,446          17,790         5,244         23,034
Weiss, Michael S                                                       230,532            --         185,142        185,142
Westbury Nursery Products Ltd.                                          80,251            --          10,488         10,488
Widmer, Bruno                                                           83,780          33,075        16,269         49,344
Woldow, Andrew                                                           4,876           2,206          --            2,206
Wolfson Decedent's 1993 Trust                                          393,192         177,898          --          177,898

Wolfson Equities                                                        80,251            --          10,488         10,488
Youner, Lauren                                                           3,111            --           2,775          2,775
Zambrano, Gabriel                                                       14,528            --           2,098          2,098
Zapco Holdings Inc. Deferred Compensation Plan Trust                    19,658           8,895          --            8,895


TOTAL                                                               20,566,936       4,301,554     4,583,090      8,884,644

(1) Except as indicated in footnotes below, none of the Selling Stockholders will hold more than one percent of the outstanding common stock after the completion of the Offering.
(2) Except as indicated in the footnotes below, all of the Warrant Shares held by each Selling Stockholder are issuable on exercise of Procept's Class C Warrants at an exercise price of $3.28 per share.
(3) Mr. Abeshouse's Warrant Shares include: (1) 1,868 shares issuable upon exercise of 1997 UPOs; (2) 258 shares issuable upon exercise of Class A Warrants issuable on exercise of 1997 UPOs; (3) 95 shares issuable upon exercise of 1995 Unit Purchase Options originally issued by Pacific and assumed by Procept ("1995 UPOs") and (4) 119 shares issuable upon exercise of Class A Warrants issuable on exercise of 1995 UPOs.
(4) Alae Partners' Warrant Shares include 3,150 shares issuable upon exercise of Class D Warrants.
(5)      Warrant Shares of The Aries Domestic Fund, L.P. (the "Fund") include:
         (1) 24,555 shares issuable upon exercise of 1998 UPOs, (2) 8,653 shares issuable upon exercise of Class C Warrants issuable on exercise of 1998 UPOs, (3) 33,807 shares issuable upon exercise of 1997 UPOs,
         (4) 4,671 shares issuable upon exercise of Class A Warrants issuable on exercise of 1997 UPOs, (5) 2,716 shares issuable upon exercise of 1995 UPOs; (6) 3,395 shares issuable upon exercise of Class A Warrants issuable on exercise of 1995 UPOs, (7) 4,889 shares issuable upon exercise of common stock Warrants exercisable at $8.84 per share originally issued by Pacific and assumed by Procept, and (8) 189,000 shares issuable upon exercise of Class D Warrants. Assuming the sale of all Registered Shares, and assuming the exercise of all of the options and warrants held by the Fund, it would beneficially own 1,863,513 shares, representing 12.18% of the outstanding common stock.

(6) Warrant Shares of The Aries Trust (the "Trust") include: (1) 49,853 shares issuable upon exercise of 1998 UPOs, (2) 17,567 shares issuable upon exercise of Class C Warrants issuable on exercise of 1998 UPOs,
         (3) 65,584 shares issuable upon exercise of 1997 UPOs, (4) 9,061 shares issuable upon exercise of Class A Warrants issuable on exercise of 1997 UPOs, (5) 2,716 shares issuable upon exercise of 1995 UPOs, (6) 3,395 shares issuable upon exercise of Class A Warrants issuable on exercise of 1995 UPOs, (7) 11,408 shares issuable upon exercise of common stock Warrants exercisable at $8.84 per share originally issued by Pacific and assumed by Procept, and (8) 441,000 shares issuable upon exercise of Class D Warrants. Assuming the sale of all Registered Shares, and assuming the exercise of all of the options and warrants held by the Trust, it would beneficially own 3,587,462 shares, representing 21.60% of the outstanding common stock.
(7) D.H. Blair's Warrant Shares include: (1) 11,304 shares issuable upon exercise of 1997 UPOs and (2) 1,562 shares issuable upon exercise of Class A Warrants issuable on exercise of 1997 UPOs.
(8) Mr. Borak's Warrant Shares include: (1) 3,011 shares issuable upon exercise of 1998 UPOs and (2) 1,061 shares issuable upon exercise of Class C Warrants issuable on exercise of 1998 UPOs.
(9) Mr. Edelman's Warrant Shares include: (1) 2,652 shares issuable upon exercise of 1998 UPOs; (2) 935 shares issuable upon exercise of Class C warrants issuable on exercise of 1998 UPOs; (3) 3,672 shares issuable upon exercise of 1997 UPOs; (4) 507 shares issuable upon exercise of Class A Warrants issuable on exercise of 1997 UPOs;
         (5) 405 shares issuable upon exercise of 1995 UPOs and (6) 507 shares issuable upon exercise of Class A Warrants issuable on exercise of 1995 UPOs.
(10) Mr. Fabiani's Warrant Shares include: (1) 1,082 shares issuable upon exercise of 1997 UPOs and (2) 149 shares issuable upon exercise of Class A Warrants issuable on exercise of 1997 UPOs.
(11) Ms. Fischer's Warrant Shares include: (1) 2,668 shares issuable upon exercise of 1998 UPOs and (2) 940 shares issuable upon exercise of Class C Warrants issuable on exercise of 1998 UPOs.
(12) Mr. Florin's Warrant Shares include: (1) 2,133 shares issuable upon exercise of 1998 UPOs; (2) 745 shares issuable upon exercise of Class C Warrants issuable on exercise of 1998 UPOs; (3) 8,414 shares issuable upon exercise of 1997 UPOs and (4) 1,163 shares issuable upon exercise of Class A Warrants issuable on exercise of 1997 UPOs.
(13) Warrant Shares of the Hawkins Group, LLC include: (1) 95,503 shares issuable upon exercise of 1998 UPOs and (2) 33,653 shares issuable upon exercise of Class C Warrants issuable on exercise of 1998 UPOs.
(14) Mr. Kash's Warrant Shares include: (1) 7,422 shares issuable upon exercise of 1997 UPOs; (2) 1,025 shares issuable upon exercise of Class A Warrants issuable on exercise of 1997 UPOs; (3) 2,091 shares issuable upon exercise of 1995 UPO's and (4) 2,614 shares issuable upon exercise of Class A Warrants issuable on exercise of 1995 UPO's.
(15) Mr. Katzmann's Warrant Shares include: (1) 31,303 shares issuable upon exercise of 1998 UPOs; (2) 11,031 shares issuable upon exercise of Class C Warrants issuable on exercise of 1998 UPOs; (3) 40,420 shares issuable upon exercise of 1997 UPOs; (4) 5,585 shares issuable upon exercise of Class A Warrants issuable on exercise of 1997 UPOs; (5) 3,858 shares issuable upon exercise of 1995 UPOs and (6) 4,822 shares issuable upon exercise of Class A Warrants issuable on exercise of 1995 UPOs.
(16) Warrant Shares of the Keys Foundation include 78,750 shares issuable upon exercise of Class D Warrants. Assuming the sale of all Registered Shares, and assuming the exercise of all of the options and warrants held by the Keys Foundation, it would beneficially own 216,222 shares, representing 1.45% of the outstanding common stock.
(17) Mr. Knox's Warrant Shares include: (1) 1,191 shares issuable upon exercise of 1998 UPOs and (2) 420 shares issuable upon exercise of Class C Warrants issuable on exercise of 1998 UPOs.
(18) Mr. Kratchmann's Warrant Shares include: (1) 983 shares issuable upon exercise of 1997 UPOs; (2) 136 shares issuable upon exercise of Class A Warrants issuable on exercise of 1997 UPOs; (3) 155 shares issuable upon exercise of 1995 UPO's and (4) 194 shares issuable upon exercise of Class A Warrants issuable on exercise of 1995 UPO's.
(19) Mr. Levine's Warrant Shares include: (1) 6,325 shares issuable upon exercise of 1998 UPOs and (2) 2,228 shares issuable upon exercise of Class C Warrants issuable on exercise of 1998 UPOs.
(20) Ms. Lozito's Warrant Shares include: (1) 2,868 shares issuable upon exercise of 1998 UPOs; (2) 1,010 shares issuable upon exercise of Class C Warrants issuable on exercise of 1998 UPOs; (3) 3,932 shares issuable upon exercise of 1997 UPOs and (4) 543 shares issuable upon exercise of Class A Warrants issuable on exercise of 1997 UPOs.
(21) Mr. and Mrs. Lydecker's Warrant Shares include 1,575 shares issuable upon exercise of Class D Warrants.
(22) Mr. McDermott's Warrant Shares include: (1) 491 shares issuable upon exercise of 1997 UPOs and (2) 68 shares issuable upon exercise of Class C Warrants issuable on exercise of 1997 UPOs.
(23) Mr. McInerney's Warrant Shares include: (1) 5,023 shares issuable upon exercise of 1998 UPOs; (2) 1,770 shares issuable upon exercise of Class C Warrants issuable on exercise of 1998 UPOs; (3) 13,221 shares issuable upon exercise of 1997 UPOs and (4) 1,827 shares issuable upon exercise of Class A Warrants issuable on exercise of 1997 UPOs.
(24) Mr. Messina's Warrant Shares include: (1) 446 shares issuable upon exercise of 1998 UPOs and (2) 158 shares issuable upon exercise of Class C Warrants issuable on exercise of 1998 UPOs.
(25) Mr. Nagle's Warrant Shares include 7,875 shares issuable upon exercise of Class D Warrants
(26) The Warrant Shares of the John S. Osterweis Revocable Trust include 7,875 shares issuable upon exercise of the Class D Warrants.
(27) The Warrant Shares of Palmetto Partners, LTD includes 63,000 shares issuable upon exercise of Class D Warrants. Assuming the sale of all Registered Shares, and assuming the exercise of all of the options and warrants held by Palmetto Partners, LTD, it would beneficially own 148,977 shares, representing 1% of the outstanding common stock.
(28) Mr. Prager's Warrant Shares include 11,025 shares issuable upon exercise of Class D Warrants.
(29) Dr. Rosenwald's Warrant Shares include: (1) 414,964 shares issuable upon exercise of 1998 UPOs; (2) 146,224 shares issuable upon exercise of Class C Warrants issuable on exercise of 1998 UPOs; (3) 624,566 shares issuable upon exercise of 1997 UPOs; (4) 86,292 shares issuable upon exercise of Class A Warrants issuable on exercise of 1997 UPOs,
         (5) 20,879 shares issuable upon exercise of 1995 UPOs and (6) 26,099 shares issuable upon exercise of Class A Warrants issuable on exercise of 1995 UPOs. Assuming the sale of all Registered Shares, and assuming the exercise of all of the options and warrants held by Dr. Resenwald, he would beneficially own 667,941 shares, representing 4.47% of the outstanding common stock. Share figures do not include shares being offered for the account of The Aries Domestic Fund, L.P. and The Aries Trust (together the "Aries Funds"). Dr. Rosenwald controls the investment activities of the Aries Funds and may be deemed the beneficial owner of the shares being offered by such Selling Stockholders. See "Risk Factors - Concentration of Control of Our Stock Could Lead to Failure to Maximize Stock Price and Conflicts of Interest."
(30) Mr. Rubin's Warrant Shares include: (1) 13,168 shares issuable upon exercise of 1998 UPOs; (2) 4,640 shares issuable upon exercise of Class C Warrants issuable on exercise of 1998 UPOs; (3) 19,064 shares issuable upon exercise of 1997 UPOs; (4) 2,634 shares issuable upon exercise of Class A Warrants issuable on exercise of 1997 UPOs; (5) 2,230 shares issuable upon exercise of 1995 UPOs and (6) 2,787 shares issuable upon exercise of Class A Warrants issuable on exercise of 1995 UPOs.
(31) Mr. Ruggeberg's Warrant Shares include: (1) 6,845 shares issuable upon exercise of 1998 UPOs; (2) 2,412 shares issuable upon exercise of Class C Warrants issuable on exercise of 1998 UPOs; (3) 2,438 shares issuable upon exercise of 1997 UPOs; (4) 337 shares issuable upon exercise of Class A Warrants issuable on exercise of 1997 UPOs; (5) 489 shares issuable upon exercise of 1995 UPOs and (6) 611 shares issuable upon exercise of Class A Warrants issuable on exercise of 1995 UPOs.
(32) Mr. Ruttenberg's Warrant Shares include 7,875 shares issuable upon exercise of Class D Warrants.
(33) The Warrant Shares of J.F. Shea Co., Inc. include 94,500 shares issuable upon exercise of Class D Warrants. Assuming the sale of all Registered Shares, and assuming the exercise of all of the options and warrants held by the J.F. Shea Co., Inc., it would beneficially own 201,720 shares, representing 1.36% of the outstanding common stock.
(34) Ms. Soloman's Warrant Shares include: (1) 983 shares issuable upon exercise of 1997 UPOs and (2) 136 shares issuable upon exercise of Class C Warrants issuable on exercise of 1997 UPOs.
(35) Warrant Shares of Joseph Steven's & Co. include: (1) 25,299 shares issuable upon exercise of 1998 UPOs and (2) 8,915 shares issuable upon exercise of Class C Warrants issuable on exercise of 1998 UPOs.
(36) Mr. Strassman's Warrant Shares include: (1) 6,697 shares issuable upon exercise of 1998 UPOs and (2) 2,360 shares issuable upon exercise of Class C Warrants issuable on exercise of 1998 UPOs.
(37) Mr. Tanen's Warrant Shares include: (1) 590 shares issuable upon exercise of 1997 UPOs and (2) 81 shares issuable upon exercise of Class A Warrants issuable on exercise of 1997 UPOs.

(38) Mr. Walner's Warrant Shares include: (1) 1,942 shares issuable upon exercise of 1998 UPOs; (2) 684 shares issuable upon exercise of Class C Warrants issuable on exercise of 1998 UPOs; (3) 6,166 shares issuable upon exercise of 1997 UPOs and (4) 852 shares issuable upon exercise of Class A Warrants issuable on exercise of 1997 UPOs.
(39) Mr. Weiss's Warrant Shares include: (1) 19,939 shares issuable upon exercise of 1998 UPOs; (2) 7,027 shares issuable upon exercise of Class C Warrants issuable on exercise of 1998 UPOs; (3) 134,566 shares issuable upon exercise of 1997 UPOs; (4) 18,592 shares issuable upon exercise of Class A Warrants issuable on exercise of 1997 UPOs; (5) 2,230 shares issuable upon exercise of 1995 UPOs and (6) 2,787 shares issuable upon exercise of Class A Warrants issuable on exercise of 1995 UPOs.
(40) Assuming the sale of all Registered Shares, and assuming the exercise of all of the options and warrants held by the Wolfson Decedent's 1993 Trust, it would beneficially own 215,293 shares, representing 1.46% of the outstanding common stock.
(41) Ms. Youner's Warrant Shares include: (1) 2,438 shares issuable upon exercise of 1997 UPOs and (2) 337 shares issuable upon exercise of Class C Warrants issuable on exercise of 1997 UPOs.

PLAN OF DISTRIBUTION


         A total of 8,884,644 shares of Procept common stock are being directly offered for sale by the Selling Stockholders to the public. Procept has filed with the Commission a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Registered Shares from time to time in open market or privately negotiated transactions and has agreed to prepare and file such amendments and supplements to the Registration Statement as required by the Securities Act and as may be necessary to keep the Registration Statement effective until the earlier of (i) the date such shares can be sold pursuant to Section 144(k) of the Securities Act or (ii) the date on which the Selling Stockholders no longer hold any of the Registered Shares. During any time when a supplement or amendment is so required, after notice from Procept, the Selling Stockholders are required to cease sales until this Prospectus has been supplemented or amended.


         Procept has been advised that the Selling Stockholders may sell the Registered Shares from time to time in open-market or privately-negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Other than as described below, the Selling Stockholders will act independently of Procept in making decisions with respect to the timing, pricing, manner and size of each sale. The Selling Stockholders may effect such transactions by selling the Registered Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Registered Shares or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Such broker-dealers, upon their resale of such securities, may be deemed Selling Stockholders in this Offering. The Selling Stockholders have advised Procept, that, as of the date of this Prospectus, they have not made any arrangements relating to the distribution of the Registered Shares.

         Upon Procept's being notified by the Selling Stockholders that any material arrangement has been entered into with a broker-dealer for the sale of Procept common stock through a secondary distribution, or a purchase by a broker-dealer, a Prospectus supplement will be filed, if required, pursuant to Rule 424 under the 1933 Act, disclosing facts material to the transaction.

         The Selling Stockholders may, upon request of Procept, be prohibited from selling any of the Registered Shares offered hereby during (a) a period, not to exceed two 30-day periods within any one 12-month period, required in connection with a primary underwritten offering of Procept's securities and (b) any period, not to exceed one 45-day period per circumstance or development, during which the presence of material undisclosed information could make the information disclosed in this Prospectus misleading, as determined by Procept in good faith.

         The Selling Stockholders and any broker-dealer who acts in connection with the sale of Registered Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions or discounts received by them and profit on the resale of Registered Shares may be deemed to constitute underwriting discounts or commissions under the Securities Act.

         Procept has agreed to pay for certain costs and expenses incurred by it in connection with the issuance, offer, sale and delivery of the Registered Shares, including, but not limited to, all registration and filing fees, any blue sky fees and expenses, all necessary printing and duplicating expenses and all fees and disbursements of counsel and accountants for Procept (including the expenses of any audit of financial statements). Procept has agreed, subject to certain limitations, to bear the expenses of counsel to the Selling Stockholders if separate counsel is retained. Procept also has agreed to indemnify the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act. Procept will not pay brokerage commissions or taxes associated with sales by the Selling Stockholders or any accounting and other non-legal expenses incurred by Selling Stockholders.

         Procept will inform the Selling Stockholders that the antimanipulation provision of Regulation M promulgated under the Exchange Act may apply to the sales of their Registered Shares offered hereby. Procept will advise the Selling Stockholders of the requirement for delivery of this Prospectus in connection with any sale of the Registered Shares offered hereby.

         Certain Selling Stockholders may from time to time purchase shares of Procept common stock in the open market. These Selling Stockholders will be notified that they should not commence any distribution of the Registered Shares offered hereby unless they have terminated their purchasing and bidding for Procept common stock in the open market as provided in applicable securities regulations, including, with limitation, Regulation M.

                                  LEGAL MATTERS

         The validity of the shares of Procept common stock offered hereby have been passed upon for Procept by Palmer & Dodge LLP, Boston, Massachusetts. Lynnette C. Fallon, a partner at Palmer & Dodge LLP, is the Secretary of Procept.

                                     EXPERTS


         The financial statements of Procept incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



         The financial statements of Binary Therapeutics, Inc. as of and for the year ended December 31, 1997 and as of and for the nine months ended September 30, 1998 included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The consolidated financial statements of Pacific Pharmaceuticals, Inc. as of March 31, 1998 and 1997, and for each of the three years in the period ended March 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the restatement of 1997 financial statements), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



                                  MATERIAL CHANGES

         On March 17, 1999, Procept consummated a merger with Pacific Pharmaceuticals, Inc. in which Pacific became a wholly owned subsidiary of Procept. The financial statements of Pacific Pharmaceuticals, Inc. were previously filed as part of Procept's Registration Statement on Form S-4 (File No. 333-69821), which was declared effective on February 10, 1999, and are incorporated herein by reference. Immediately prior to its merger with Procept, Pacific consummated a merger with Binary Therapeutics, Inc. in which Binary Therapeutics became a subsidiary of Pacific. The financial statements of Binary Therapeutics are included as part of this registration statement at pages F-1 through F-18. In addition, we refer you to Procept's Registration Statement on Form S-4 (File No. 333-92655), which was declared effective on December 22, 1999, for a description the our potential merger with Heaven's Door Corporation.


            INDEX TO FINANCIAL STATEMENTS OF BINARY THERAPEUTICS, INC.

                                                                     PAGE(S)
  FINANCIAL STATEMENTS OF BINARY THERAPEUTICS, INC.
  Independent Auditors' Report..............................         F-2
  Balance Sheets as of December 31, 1997 and September 30,
    1998....................................................         F-3
  Statements of Operations for the year ended December 31,
    1997, the Nine Months ended September 30, 1998 and
    October 23, 1990 (inception) to September 30, 1998
    (unaudited).............................................         F-4
  Statement of Stockholders' Equity from October 23, 1990
    (inception) to September 30, 1998 (balances prior to
    January 1, 1997 are unaudited)..........................         F-5
  Statements of Cash Flow for the year ended December 31,
    1997, the Nine Months ended September 30, 1998 and
    October 23, 1990 (inception) to September 30, 1998
    (unaudited).............................................         F-7
  Notes to Financial Statements.............................         F-8
  Balance Sheets as of December 31, 1998 (unaudited) and
    September 30, 1998......................................         F-14
  Statement of Operations for the Three Months Ended
    December 31, 1998 and 1997 (unaudited) and from
    October 23, 1990 (inception) to December 31, 1998
    (unaudited).............................................         F-15
  Statement of Cash Flows for the Three Months Ended
    December 31, 1998 and 1997 (unaudited) and from
    October 23, 1990 (inception) to December 31, 1998
    (unaudited).............................................         F-16
  Notes to Financial Statements.............................         F-17

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Binary Therapeutics, Inc.:

    We have audited the accompanying balance sheets of Binary
Therapeutics, Inc. (a development stage enterprise) as of September 30, 1998 and December 31, 1997, and the related statements of operations, stockholders' equity (deficit) and cash flows for the nine months ended September 30, 1998 and for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the financial position of Binary Therapeutics, Inc. at September 30, 1998 and December 31, 1997, and the results of its operations and its cash flows for the nine months ended September 30, 1998 and for the year ended
December 31, 1997 in conformity with generally accepted accounting principles.

    The Company is in the development stage as of September 30, 1998. As discussed in Note 1 to the financial statements, the Company has not yet completed clinical trials, or verified the market acceptance or demand for its research efforts.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is a development stage enterprise engaged in research and development of medical products with a primary focus on cancer treatment. As discussed in Note 1 to the financial statements, the continued net loss and accumulated deficit at September 30, 1998 raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 7. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

DELOITTE & TOUCHE LLP
San Diego, California
December 18, 1998

                           BINARY THERAPEUTICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEETS

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1998            1997
                                                              -------------   ------------
                                          ASSETS
Current Assets:
Cash........................................................   $    1,715      $    1,214
Prepaid expenses............................................           --             333
                                                               ----------      ----------
Total current assets........................................        1,715           1,547
Property and equipment, net of accumulated depreciation.....        2,754           3,567
Patent costs, net of accumulated amortization...............       49,885          54,607
                                                               ----------      ----------
TOTAL ASSETS................................................   $   54,354      $   59,721
                                                               ==========      ==========

                          LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable............................................   $  102,045      $  125,458
Accrued expenses............................................          630          30,630
Accrued interest............................................      457,443         367,330
Notes payable...............................................    3,499,117       2,958,861
                                                               ----------      ----------
Total current liabilities...................................    4,059,235       3,482,279

Stockholders' Deficit:
Preferred stock, $.001 par value, 5,000,000 shares
  authorized................................................           --              --
Common stock, $.001 par value, 20,000,000 shares authorized;
  16,854,740 and 14,994,740 shares issued and outstanding
  September 30, 1998 and December 31, 1997, respectively....       16,855          14,995
Capital in excess of par value..............................    1,192,340         846,200
Deficit accumulated during the development stage............   (5,211,018)     (4,280,695)
Subscriptions receivable on sale of common stock............       (3,058)         (3,058)
                                                               ----------      ----------
Total stockholders' deficit.................................   (4,004,881)     (3,422,558)
                                                               ----------      ----------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT.................   $   54,354      $   59,721
                                                               ==========      ==========

                       See Notes to Financial Statements.

                           BINARY THERAPEUTICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS

                                                                                       (UNAUDITED)
                                                 NINE MONTHS ENDED    YEAR ENDED     OCTOBER 23, 1990
                                                   SEPTEMBER 30,     DECEMBER 31,     (INCEPTION) TO
                                                       1998              1997       SEPTEMBER 30, 1998
                                                 -----------------   ------------   ------------------
COSTS AND EXPENSES
Product development............................      $ 474,234       $ 1,199,603         $ 3,040,030
General and administrative.....................         24,476            79,898             484,528
Interest and other.............................        431,613           792,007           1,686,460
                                                     ---------       -----------         -----------
Total costs and expenses.......................        930,323         2,071,508           5,211,018
                                                     ---------       -----------         -----------
Net loss.......................................      $(930,323)      $(2,071,508)        $(5,211,018)
                                                     =========       ===========         ===========

                       See Notes to Financial Statements.

                           BINARY THERAPEUTICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                                      DEFICIT
                                                                                                    ACCUMULATED
                                                                   COMMON STOCK        CAPITAL IN    DURING THE
                                                              ----------------------   EXCESS OF    DEVELOPMENT
                                                                SHARES     PAR VALUE   PAR VALUE       STAGE
                                                              ----------   ---------   ----------   ------------
Balance at October 23, 1990.................................          --         --                          --
Original issuance of common stock:
October 1990 at $.001 per share.............................   1,965,000    $ 1,965
                                                              ----------    -------
* Balance at December 31, 1990..............................   1,965,000      1,965                          --
Issuance of common stock:
September 1991..............................................     700,000        700
December 1991...............................................      40,000         40
                                                              ----------    -------
* Balance at December 31, 1991..............................   2,705,000      2,705                          --
Issuance of common stock:
January 1992................................................      20,000         20
February 1992...............................................   2,024,500      2,025
August 1992.................................................      20,000         20
October 1992................................................   2,325,000      2,325
                                                              ----------    -------
* Balance at December 31, 1992..............................   7,094,500      7,095                          --
Issuance of common stock:
January 1993................................................   1,220,000      1,220
Repurchase of common stock..................................     (20,000)       (20)
Net loss....................................................                                           (351,311)
                                                              ----------    -------                 -----------
* Balance at December 31, 1993..............................   8,294,500      8,295                    (351,311)
Repurchase of common stock..................................  (1,425,000)    (1,425)
Receipt of stock subscription...............................
Net loss....................................................                                           (279,030)
                                                              ----------    -------                 -----------
* Balance at December 31, 1994..............................   6,869,500      6,870                    (630,341)
Issuance of common stock:
May 1995....................................................   3,638,290      3,639
June 1995...................................................     686,950        686
Stock issued pursuant to Unit Purchase Agreements...........     750,000        750        36,750
Net loss....................................................                                           (526,576)
                                                              ----------    -------    ----------   -----------
* Balance at December 31, 1995..............................  11,944,740     11,945        36,750    (1,156,917)
Collection of subscription receivable.......................
Stock issued pursuant to Unit Purchase Agreements...........     250,000        250        12,250
Stock issued in conjunction with Senior Bridge Notes........     400,000        400       139,600
Net loss....................................................                                         (1,052,270)
                                                              ----------    -------    ----------   -----------
* Balance at December 31, 1996..............................  12,594,740     12,595       188,600    (2,209,187)
Stock issued in conjunction with Senior Bridge Notes........   2,400,000      2,400       657,600
Net loss....................................................                                         (2,071,508)
                                                              ----------                            -----------
Balance at December 31, 1997................................  14,994,740     14,995       846,200    (4,280,695)
                                                              ----------    -------    ----------   -----------
Issuance of common stock....................................      60,000         60        11,940
Stock issued in conjunction with Senior Bridge Notes........   1,800,000      1,800       334,200
Net loss....................................................                                           (930,323)
                                                                                                    -----------
Balance at September 30, 1998...............................  16,854,740    $16,855    $1,192,340   $(5,211,018)
                                                              ----------    -------    ----------   -----------

                           BINARY THERAPEUTICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

            STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)

                                                              SUBSCRIPTIONS
                                                               RECEIVABLE        TOTAL
                                                              -------------   -----------
Balance at October 23, 1990.................................          --               --
Original issuance of common stock:
October 1990 at $.001 per share.............................     $(1,875)     $        90
Net loss....................................................
                                                                 -------      -----------
* Balance at December 31, 1990..............................      (1,875)              90
Issuance of common stock:
September 1991..............................................                          700
December 1991...............................................                           40
Net loss....................................................
                                                                 -------      -----------
* Balance at December 31, 1991..............................      (1,875)             830
Issuance of common stock:
January 1992................................................                           20
February 1992...............................................      (1,680)             345
August 1992.................................................                           20
October 1992................................................                        2,325
Net loss....................................................
                                                                 -------      -----------
* Balance at December 31, 1992..............................      (3,555)           3,540
Issuance of common stock:
January 1993................................................                        1,220
Repurchase of common stock..................................                          (20)
Net loss....................................................                     (351,311)
                                                                 -------      -----------
* Balance at December 31, 1993..............................      (3,555)        (346,571)
Repurchase of common stock..................................                       (1,425)
Receipt of stock subscription...............................       1,680            1,680
Net loss....................................................                     (279,030)
                                                                 -------      -----------
* Balance at December 31, 1994..............................      (1,875)        (625,346)
Issuance of common stock:
May 1995....................................................        (839)           2,800
June 1995...................................................        (412)             274
Stock issued pursuant to Unit Purchase Agreements...........                       37,500
Net loss....................................................                     (526,576)
                                                                 -------      -----------
* Balance at December 31, 1995..............................      (3,126)      (1,111,348)
Collection of subscription receivable.......................          68               68
Stock issued pursuant to Unit Purchase Agreements...........                       12,500
Stock issued in conjunction with Senior Bridge Notes........                      140,000
Net loss....................................................                   (1,052,270)
                                                                 -------      -----------
* Balance at December 31, 1996..............................      (3,058)      (2,011,050)
Stock issued in conjunction with Senior Bridge Notes........                      660,000
Net loss....................................................                   (2,071,508)
                                                                 -------      -----------
Balance at December 31, 1997................................      (3,058)      (3,422,558)
                                                                 -------      -----------
Issuance of common stock....................................                       12,000
Stock issued in conjunction with Senior Bridge Notes........                      336,000
Net loss....................................................                     (930,323)
                                                                 -------      -----------
Balance at September 30, 1998...............................     $(3,058)     $(4,004,881)
                                                                 -------      -----------

*   Balances prior to January 1, 1997 are unaudited

                       See Notes to Financial Statements.

                           BINARY THERAPEUTICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS

                                                                                       (UNAUDITED)
                                                 NINE MONTHS ENDED    YEAR ENDED     OCTOBER 23, 1990
                                                   SEPTEMBER 30,     DECEMBER 31,     (INCEPTION) TO
                                                       1998              1997       SEPTEMBER 30, 1998
                                                 -----------------   ------------   ------------------
OPERATING ACTIVITIES
Net loss.......................................      ($930,323)      ($2,071,508)        ($5,211,018)
Adjustments to reconcile net loss to net cash
used by operating activities:
Depreciation and amortization..................         12,347            16,426              35,959
Issue of common stock for interest expense.....        336,000           660,000           1,186,000
Issue of common stock for royalty expense......         12,000                --              12,000
Changes in assets and liabilities:
  Prepaid expenses.............................            333              (333)                 --
  Accounts payable.............................        (23,413)          (42,427)            102,045
  Accrued expenses.............................        (30,000)         (219,930)                630
  Accrued interest.............................         90,113           125,447             457,443
                                                     ---------       -----------         -----------
      Net cash used by operating activities....       (532,943)       (1,532,325)         (3,416,941)

INVESTING ACTIVITIES
Patent costs...................................         (6,812)           (5,074)            (73,615)
Capital expenditures...........................             --                --              (5,421)
                                                     ---------       -----------         -----------
      Net cash used in investing activities....         (6,812)           (5,074)            (79,036)

FINANCING ACTIVITIES
Issuance of notes payable......................        540,256         1,536,169           3,499,117
Repurchase of common stock.....................             --                --              (1,425)
      Net cash provided by financing
        activities.............................        540,256         1,536,169           3,497,692
                                                     ---------       -----------         -----------
Net increase (decrease) in cash and cash
  equivalents..................................            501            (1,230)              1,715
Cash at beginning of period....................          1,214             2,444                  --
                                                     ---------       -----------         -----------
Cash at end of period..........................      $   1,715       $     1,214         $     1,715
                                                     ---------       -----------         -----------
Cash paid for interest.........................      $   5,499       $     6,089         $    18,135
                                                     ---------       -----------         -----------

                       See Notes to Financial Statements.

                           BINARY THERAPEUTICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Nature of Operations--The Company was incorporated under the laws of the State of Delaware on October 23, 1990. For the period of inception to date, the Company's activities have been directed toward research and development of medical products with a primary focus on cancer treatment.

    Development Stage--The Company has not earned revenues from operations. Accordingly, the Company's activities have been accounted for as those of a "Development Stage Enterprise" as set forth in Financial Accounting Standards Board Statement No. 7.

    The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, during the nine months ended September 30, 1998 and year ended December 31, 1997, the Company incurred net losses of $930,323 and $2,071,508 respectively. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis and to obtain additional financing or refinancing as may be required, and ultimately to attain successful operations. In June 1996, as described in Note 7, the Company entered into an agreement under which it granted Pacific Pharmaceuticals, Inc. ("Pacific"), a development stage biotechnology company, the right to acquire the Company at any time prior to April 30, 1997. The agreement was amended in February 1997 and the Company and Pacific agreed to extend the period during which the Company may exercise its option to acquire the Company from April 30, 1997 until such time as the Company has completed human clinical trials of Boronated Porphyrin Compound ("BOPP") at an agreed upon dose level (the "Option Period"). The Company is currently dependent upon Pacific for funding of all of its operations during the Option Period. There can be no assurance, however, that Pacific will continue to provide funding to the Company or that funding provided by Pacific will be adequate to sustain the Company's operations, or that the Company will be successful in obtaining alternative financing in the event that Pacific terminates its funding or if such funding is inadequate to sustain operations.

    Accounting Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

    Research and Development--Research and development costs are expensed as incurred.

    Property and Equipment--Property is recorded at cost and is primarily office furniture and equipment. Depreciation of property and equipment is provided using the straight-line method over the

                           BINARY THERAPEUTICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

estimated useful lives of the related assets, which are principally five and ten years. Property and equipment are summarized as follows:

                                                      SEPTEMBER 30,   DECEMBER 31,
                                                          1998            1997
                                                      -------------   ------------
Laboratory equipment................................     $   539         $   539
Office furniture and equipment......................       4,882           4,882
  Total property and equipment......................       5,421           5,421
  Less: accumulated depreciation....................      (2,667)         (1,854)
                                                         -------         -------
Total...............................................     $ 2,754         $ 3,567
                                                         =======         =======

    Patent Costs--Legal expenses incurred in connection with applications for patents on research and development projects are capitalized. The costs are amortized using the straight-line method over five years. Patent costs which have no further economic value are written off in the period in which such impairment in value occurs. Patent costs are net of accumulated amortization of $49,885 and $54,607 at September 30, 1998 and December 31, 1997, respectively.

2. EQUITY

    In fiscal year 1995 and fiscal year 1996, the Company completed a private placement of 2 units at $100,000 per unit to "accredited" investors, (the "Units"). Each Unit consisted of a Senior Bridge Note with a face value of $100,000 and 500,000 shares of common stock with par value of $.001 per share. As a result of this transaction, the Company issued notes payable totaling $200,000 (see Note 3) and 1,000,000 shares of common stock valued at $0.05 per share. Notes payable at September 30, 1998 and December 31, 1997 consist of the following:

    In fiscal year 1995, the Company issued Senior Bridge Notes for $200,000 with maturity dates in fiscal year 1996 (see Note 3). In fiscal year 1996, the Company and the noteholders agreed to an extension of the maturity dates in exchange for the issuance of 200,000 shares of common stock for each month the notes remain outstanding. As of December 31, 1997 and September 30, 1998 the Company issued 2,800,000 and 4,600,000 shares of common stock, respectively, valued at between $0.35 and $0.17 per share.

    In August 1998, the Company issued 60,000 shares of common stock, par value of $0.001 per share, to the University of California at San Francisco ("UCSF") in connection with a milestone payment under a license agreement (See
Note 4--License Agreements). The Company valued the common stock at $0.20 per share and recorded a royalty expense of $12,000 in conjunction with the issuance of the common stock.

    At September 30, 1998 options to purchase 47,500 shares of the Company's common stock at an exercise price of $.001 per share were outstanding and exercisable. Also, at September 30, 1998 and December 31, 1997 the Company had $588,049 and $534,197, respectively, debt and accrued interest convertible into shares of the Company's common stock at a conversion price of 75% of the market value of the Company's common stock at the date of conversion (see Note 3). The convertible debt automatically converts into common stock as described above upon any of the following events: (i) initial public offering of the Company's common stock; (ii) completion of a private placement of at

                           BINARY THERAPEUTICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. EQUITY (CONTINUED)

least $2 million; (iii) merger, consolidation, recapitalization or sale of substantially all of the Company's assets.

3. NOTES PAYABLE

    Notes Payable at September 30, 1998 and December 31, 1997 consist of the following:

                                                      SEPTEMBER 30,   DECEMBER 31,
                                                          1998            1997
                                                      -------------   ------------
Convertible notes payable, no interest, to Pacific
  Pharmaceuticals, Inc..............................   $2,671,117      $2,130,861
Notes payable to a stockholder, interest at 10% per
  annum, principal and interest due upon demand.....      243,000         243,000
Convertible notes payable to a stockholder, interest
  at 24% per annum..................................      200,000         200,000
Convertible notes payable, interest at 24% per
  annum.............................................      100,000         100,000
Senior bridge notes payable, interest at 15% per
  annum, principal and interest due upon demand.....      200,000         200,000
Note payable to a bank with interest payable monthly
  at the prime rate (bank prime rate at
  September 30, 1998 and December 31, 1997 was
  8.75 and 8.5%, receptively) loan automatically
  renews for 60 days if not paid....................       85,000          85,000
                                                       ----------      ----------
                                                       $3,499,117      $2,958,861
                                                       ==========      ==========

$643,000 of the debt outstanding at September 30, 1998 and December 31, 1997 is payable to stockholders of the Company or their affiliates.

4. COMMITMENTS AND CONTINGENCIES

    License Agreements--In July 1992 the Company entered into an exclusive license agreement with the University of California at San Francisco ("UCSF"). Pursuant to the license agreement, the Company paid an initial license fee of $15,000 and received an exclusive world-wide license to commercially develop, manufacture, use and distribute products covered under the license, BOPP. The license agreement obligates the Company to pay royalties to UCSF equal to 4% of future sales and/or sublicensing arrangements. The Company made minimum royalty payments of $10,000 for the year ended December 31, 1997 ("Fiscal 1997") and $25,000 for the nine months ended September 30, 1998 ("Fiscal Period 1998"). The license agreement, as amended, requires minimum annual royalty payments of $25,000 for future years. In addition, the agreement requires the Company to issue 60,000 shares of its common stock upon the acceptance of the Company's Investigational New Drug ("IND") application by the FDA and 60,000 shares upon approval of the Company's New Drug Application. In August 1998, the Company issued 60,000 shares of common stock as a result of the acceptance of it's IND application by the FDA. The Company is also obligated to make additional cash payments upon the achievement of certain FDA approval milestones and all ongoing patent issue and maintenance costs.

                           BINARY THERAPEUTICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

4. COMMITMENTS AND CONTINGENCIES (CONTINUED)

    In July 1992 the Company entered into a research agreement with UCSF to conduct research related to the synthesis and biomedical applications of porphyrins. The research agreement was not funded by the Company and was replaced by another agreement (the "STAR Agreement") which became effective on January 1, 1997 and is effective for two years. The Company paid $146,700 under the STAR Agreement in Fiscal 1997 and $114,000 in Fiscal Period 1998. The Company is obligated to make an additional payment of $38,000 in the remainder of 1998. The Company retains any inventions or technology developed by UCSF under the STAR Agreement.

    In October 1993 the Company entered into a five year license and research agreement with the General Hospital Corporation, doing business as Massachusetts General Hospital ("Mass General") to develop scientific information relating to photodynamic diagnosis and therapy. The agreement required the Company to fund research costs in the amount of $375,000 spread over three years commencing in 1996. In Fiscal 1997, the Company negotiated a termination settlement with Mass General to pay $85,000 of its costs and the return of the license to Mass General in exchange for the release of any further obligations under the agreement. The Company paid $55,000 of the settlement in Fiscal 1997 and the remaining $30,000 in Fiscal Period 1998.

    Employment Agreement--In October 1994, the Company entered into a four-year employment agreement to engage Dr. Joseph Chang as Chief Executive Officer of the Company. The agreement provides for a guaranteed annual base salary of $175,000. Pursuant to an amendment to the agreement dated May 10, 1995, the Company issued 839,605 shares or 7.5% of the Company's common stock to Mr. Chang at $.001 per share. The Company and Dr. Chang terminated the employment agreement in April 1997 and effective in May 1997, entered into a month-to-month consulting agreement for cash compensation of $3,000 per month. The Company and Dr. Chang terminated the consulting agreement in November 1997.

    Consulting Agreements--On May 23, 1995, the Company entered into a three year consulting agreement with a researcher at UCSF commencing on September 30, 1995. As compensation for services rendered, the Company agreed to pay an up-front consulting fee of $30,000 and a monthly retainer in the amount of $4,000. The Company also issued 47,500 stock options to the consultant exercisable at $0.001 per share (see Note 2). The consulting agreement was terminated in September 1998.

    In March 1996, the Company entered into a one year consulting agreement with a consultant to provide assistance with the development of the Company's technologies. As compensation for services rendered, the Company agreed to pay an up-front consulting fee of $18,000 and a monthly retainer of $6,000. The company terminated the consulting agreement in September 1997.

    Both consultants are stockholders of the Company.

5. INCOME TAXES

    Deferred income taxes reflect the net tax effects of temporary differences between items which will have expected future tax consequences and which have been recognized for financial reporting purposes. Valuation allowances of $1,645,000 and $1,386,000 have been recognized as an offset to the

                           BINARY THERAPEUTICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5. INCOME TAXES (CONTINUED)

deferred tax asset as realization of such assets is uncertain. The significant components of the Company's deferred tax assets are as follows:

                                              SEPTEMBER 30, 1998   DECEMBER 31, 1997
                                              ------------------   -----------------
Deferred Tax Assets
  Net Operating Loss Carryforwards..........      $1,550,000          $1,331,000
  Research Credit Carryforwards.............          95,000              55,000
Total Deferred Tax Assets...................       1,645,000           1,386,000
Less: Valuation Allowance...................      (1,645,000)         (1,386,000)
                                                  ----------          ----------
Net deferred tax assets.....................      $       --          $       --
                                                  ==========          ==========

    At September 30, 1998, the Company had federal and Massachusetts tax net operating carryforwards of approximately $3,875,000 and $3,328,000 respectively. The federal tax loss will begin expiring in 2006 unless previously utilized. The Massachusetts tax loss carryforward will begin expiring in 1999. The Company also has federal research tax credit carryforwards totaling approximately $95,000. These credits will expire in 2011.

    If the merger which is disclosed in Note 7 takes place, then the company will incur an ownership change, as defined by Internal Revenue Code
Section 382. Such change of ownership would limit the use of the net operating loss each year to approximately $300,000. Losses incurred by the company after the ownership change would not be subject to this annual limitation.

6. RELATED PARTY TRANSACTIONS

    As described in Note 3, $643,000 of the notes payable outstanding at September 30, 1998 and December 31, 1997 are payable to stockholders of the Company or their affiliates. The Company issued 4,600,000 and 2,800,000 shares of common stock to entities affiliated with stockholders as compensation to extend the maturity of Senior Bridge Notes as of September 30, 1998 and December 31, 1997, respectively (see Note 3). Also, $2,671,117 and $2,130,861 in convertible notes were payable to Pacific at September 30, 1998 and December 31, 1997, respectively (see Note 7).

    Certain stockholders of the Company, or entities affiliated with stockholders, are stockholders or entities affiliated with stockholders of Pacific.

7. MERGER AGREEMENT

    In June 1996, the Company entered into an agreement under which it granted Pacific, a development stage biotechnology company, the right to acquire the Company at any time prior to April 30, 1997. The agreement was amended in February 1997 and the Company and Pacific agreed to extend the period during which the Company may exercise its option to acquire the Company from April 30, 1997 until such time as the Company has completed human clinical trials of BOPP at an agreed upon dose level. The Company is currently dependent upon Pacific for funding of all of its operations during the Option Period. If Pacific elects to exercise its option, Pacific would issue approximately 2,150,000 shares valued at $430,000. The agreement has been approved by a majority of the stockholders of the Company. Pacific's Board of Directors voted to approve the merger. One of

                           BINARY THERAPEUTICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7. MERGER AGREEMENT (CONTINUED)

Pacific's directors is also a director and shareholder of the Company. There is no assurance that Pacific will continue to meet any funding obligations under the agreement or will elect to exercise the option to acquire the Company.

8. SUBSEQUENT EVENTS

    In December 1998, Pacific agreed to merge with Procept, Inc. ("Procept"), a publicly traded biopharmaceutical company, in which Pacific shareholders will receive approximately .11 shares of Procept common stock for each share of Pacific common stock. A condition of the merger with Procept is that Pacific is required to complete the merger with the Company prior to the completion of Pacific's merger with Procept.

                           BINARY THERAPEUTICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEETS

                                                              DECEMBER 31, 1998   SEPTEMBER 30,1998
                                                              -----------------   -----------------
                                                                 (UNAUDITED)
                                              ASSETS
Current assets:
  Cash......................................................     $     1,960         $     1,715
  Prepaid expenses..........................................              --                  --
                                                                 -----------         -----------
    Total current assets....................................           1,960               1,715
                                                                 -----------         -----------
Property and equipment, net of accumulated depreciation.....           2,483               2,754
Patent costs, net of accumulated amortization...............          53,307              49,885
                                                                 -----------         -----------
    Total assets............................................     $    57,750         $    54,354
                                                                 ===========         ===========

                               LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................     $   132,959         $   102,045
  Accrued expenses..........................................             630                 630
  Accrued interest..........................................         579,130             457,443
  Notes payable.............................................       3,618,329           3,499,117
                                                                 -----------         -----------
    Total current liabilities...............................       4,331,048           4,059,235
                                                                 -----------         -----------
Shareholders' equity:
  Preferred stock, $.001 par value; 5,000,000 shares
    authorized
  Common stock, $.001 par value; 20,000,000 shares
    authorized; 16,854,740 shares issued and outstanding at
    December 31, 1998, and September 30, 1998...............          16,855              16,855
  Capital in excess of par value............................       1,192,340           1,192,340
  Deficit accumulated during the development stage..........      (5,479,435)         (5,211,018)
  Subscriptions receivable on sale of common stock..........          (3,058)             (3,058)
                                                                 -----------         -----------
    Total stockholders' deficit.............................      (4,273,298)         (4,004,881)
                                                                 -----------         -----------
    Total liabilities and stockholders' deficit.............     $    57,750         $    54,354
                                                                 ===========         ===========

    The accompanying notes are an integral part of the financial statements.

                           BINARY THERAPEUTICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                   THREE MONTHS ENDED
                                                      DECEMBER 31,             OCTOBER 23, 1990
                                                  ---------------------   (INCEPTION) TO DECEMBER 31,
                                                    1998        1997                 1998
                                                  ---------   ---------   ---------------------------
Costs and expenses:
  Product development...........................  $  69,182   $  64,480           $ 3,109,212
  General and administrative....................     75,794      12,690               560,322
  Interest and other............................    123,441     187,516             1,809,901
                                                  ---------   ---------           -----------
      Total costs and expenses..................    268,417     264,686             5,479,435
                                                  ---------   ---------           -----------
Net loss........................................  $(268,417)  $(264,686)          $(5,479,435)
                                                  =========   =========           ===========

    The accompanying notes are an integral part of the financial statements.

                           BINARY THERAPEUTICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                           THREE MONTHS ENDED     OCTOBER 23, 1990
                                                              DECEMBER 31,         (INCEPTION) TO
                                                          ---------------------     DECEMBER 31,
                                                            1998        1997            1998
                                                          ---------   ---------   ----------------
OPERATING ACTIVITIES
Net loss................................................  $(268,417)  $(264,686)     $(5,497,435)
Adjustments to reconcile net loss to net cash used by
  operating activities:
    Depreciation and amortization.......................      4,508       3,854           40,467
    Issue of common stock for interest expense..........         --          --        1,186,000
    Issue of common stock for royalty expense...........         --          --           12,000
    Changes in assets and liabilities:
      Prepaid expenses..................................         --         250               --
      Accounts payable..................................     30,914     (54,068)         132,959
      Accrued expenses..................................         --    (153,182)             630
      Accrued interest..................................    121,687      35,920          579,130
                                                          ---------   ---------      -----------
          Net cash used by operating activities.........   (111,308)   (431,912)      (3,528,249)
                                                          ---------   ---------      -----------

INVESTING ACTIVITIES
  Patent costs..........................................     (7,659)     (2,498)         (81,274)
  Capital expenditures..................................         --          --           (5,421)
                                                          ---------   ---------      -----------
          Net cash used in investing activities.........     (7,659)     (2,498)         (86,695)
                                                          ---------   ---------      -----------

FINANCING ACTIVITIES
  Issuance of notes payable.............................    119,212     284,860        3,618,329
  Repurchase of common stock............................         --     150,000           (1,425)
                                                          ---------   ---------      -----------
          Net cash provided by financing activities.....    119,212     434,860        3,616,904
                                                          ---------   ---------      -----------
  Net increase (decrease) in cash and cash
    equivalents.........................................        245         450            1,960
  Cash at beginning of period...........................      1,715         764               --
                                                          ---------   ---------      -----------
  Cash at end of period.................................  $   1,960   $   1,214      $     1,960
                                                          =========   =========      ===========

    The accompanying notes are an integral part of the financial statements.

                           BINARY THERAPEUTICS, INC.

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS

    NATURE OF OPERATIONS--The Company was incorporated under the laws of the State of Delaware on October 23, 1990. For the period of inception to date, the Company's activities have been directed toward research and development of medical products with a primary focus on cancer treatment.

    DEVELOPMENT STATE--The Company has earned revenues from operations. Accordingly, the Company's activities have accounted for as those of a "Development Stage Enterprise" as set forth in Financial Accounting Standards Board Statement No. 7.

    INTERIM FINANCIAL STATEMENTS--The accompanying financial statements for the three-month periods ended December 31, 1998 and 1997 are unaudited and have been prepared by the Company in accordance with generally accepted accounting principles. These interim financial statements, in the opinion of management, reflect all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results for the interim periods ended
December 31, 1999 and 1998. The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the fiscal year. These interim financial statements should be read in conjunction with the audited financial statements for the nine months ended September 30, 1998.

2. NOTES PAYABLE

    Notes Payable at December 31, 1998 and September 30, 1998 consist of the following:

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1998           1998
                                                              ------------   -------------
Convertible notes payable, no interest, to Pacific
  Pharmaceuticals, Inc......................................   $2,790,329     $2,671,117
Notes payable to a stockholder, interest at 10% per annum,
  principal and interest due upon demand....................      243,000        243,000
Convertible notes, payable to a stockholder, interest at 24%
  per annum.................................................      200,000        200,000
Convertible notes payable, interest at 24% per annum........      100,000        100,000
Senior bridge notes payable, interest at 15% per annum,
  principal and interest due upon demand....................      200,000        200,000
Note payable to a bank with interest payable monthly at the
  prime rate (bank prime rate at December 31, 1998 and
  September 30, 1998 was 7.75% and 8.75%, respectively) loan
  automatically renews for 60 days if not paid..............       85,000         85,000
                                                               ----------     ----------
                                                               $3,618,329     $3,499,117
                                                               ==========     ==========

    $643,000 of the debt outstanding at December 30, 1998 and September 30, 1998 is payable to stockholders of the Company and their affiliates.

3. RELATED PARTY TRANSACTIONS

    As described in Note 2, $643,000 the notes payable outstanding at December 31, 1998 and September 30, 1998 are payable to stockholders of the Company and their affiliates. The Company issued 2,800,000 and 5,200,000 shares of common stock to entities affiliated with stockholders as compensation to extend the maturity of Senior Bridge Notes as of December 31, 1998 and 1997, respectively. Also, $2,790,329 and $2,671,117 in convertible notes were payable to Pacific at

                           BINARY THERAPEUTICS, INC.

December 31, 1998 and September 30, 1998, respectively. Certain stockholders of the Company, or entities affiliated with stockholders, are stockholders or entities with stockholders of Pacific.

4. MERGER AGREEMENT

    In June 1996, the Company entered into an agreement under which it granted Pacific, a development stage biotechnology company, the right to acquire the Company at any time prior to April 30, 1997. The agreement was amended in February 1997 and the Company and Pacific agreed to extend the period during which the Company may exercise its option to acquire the Company from April 30, 1997 until such time as the Company has completed human clinical trials of BOPP at an agreed upon dose level. The Company is currently dependent upon Pacific for funding of all of its operations during the Option Period. If Pacific elects to exercise its option, Pacific would issue approximately 2,150,000 shares valued at $430,000. The agreement has been approved by a majority of the stockholders of the Company. Pacific's Board of Directors voted to approve the merger. One of Pacific's directors is also a director and shareholder of the Company. There is no assurance that Pacific will continue to meet any funding obligations under the agreement or will elect to exercise the option to acquire the Company.

5. SUBSEQUENT EVENTS

    In December 1998, Pacific agreed to merge with Procept, Inc. ("Procept"), a publicly traded biopharmaceutical company, in which Pacific shareholders will receive approximately .11 shares of Procept common stock for reach share of Pacific common stock. A condition of the merger with Procept is that Pacific is required to complete the merger with the Company prior to the completion of Pacific's merger with Procept.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses to be borne by the registrant in connection with the offering of the Registered Shares are estimated as follows:


                  SEC Registration Fee.................................   $  4,435
                  Printing expenses....................................   $  1,500
                  Accounting fees and expenses.........................   $  7,500
                  Legal fees and expenses..............................   $ 15,000
                  Transfer Agent and Registrar fees                       $  3,000
                  Miscellaneous expenses...............................   $  1,565

                       Total...........................................   $ 33,000


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law grants Procept the power to indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of Procept, or is or was serving at the request of Procept as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Procept, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, provided, however, no indemnification shall be made in connection with any proceeding brought by or in the right of Procept where the person involved is adjudged to be liable to Procept except to the extent approved by a court. ARTICLE EIGHTH of Procept's Restated Certificate of Incorporation as currently in effect provides that Procept shall, to the fullest extent permitted by the Delaware General Corporation Law, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was, or has agreed to become, a director or officer of Procept, or is or was serving, or has agreed to serve, at the request of Procept, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided for in ARTICLE EIGHTH is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons. ARTICLE EIGHTH permits the Board of Directors to authorize the grant of indemnification rights to other employees and agents of Procept and such rights may be equivalent to, or greater or less than, those set forth in ARTICLE EIGHTH.

         Article V, Section 1 of Procept's By-Laws provides that Procept shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Procept, or is or was serving at the request of Procept, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against and incurred by such person in any such capacity.

         Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, ARTICLE NINTH of Procept's Restated Certificate of Incorporation eliminates a director's personal liability for monetary damages to Procept and its stockholders for breaches of fiduciary duty as a director, except in circumstances involving a breach of a director's duty of loyalty to Procept or its stockholders, acts or omissions not in good faith, intentional misconduct, knowing violations of the law, self-dealing or the unlawful payment of dividends or repurchase of stock.

ITEM 16.  EXHIBITS

         See Exhibit Index immediately following signature page.

ITEM 17.  UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 of 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the Prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the Prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, the Commonwealth of Massachusetts, on December 23, 1999.


                                       PROCEPT, INC.


                                       By:      /s/ John F. Dee
                                          --------------------------------------
                                                    John F. Dee
                                                    President



         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on December 23, 1999.


SIGNATURE                    TITLE
---------                    -----
                             Chairman of the Board and a Director
-----------------------------
Michael S. Weiss


           *                 President and Chief Executive Officer
-----------------------------
John F. Dee                  and a Director (Principal Executive Officer)



           *                 Vice President, Finance and chief Financial Officer
-----------------------------
Michael E. Fitzgerald        (Principal Financial Officer and Principal
                             Accounting Officer)



                            Director
------------------------------
Glenn Cooper



           *                 Director
-----------------------------
Zola P. Horovitz



           *                 Director
-----------------------------
Max Link



           *                 Director
-----------------------------
Mark C. Rogers



           *                 Director
-----------------------------
Elliott H. Vernon



           *                 Vice President, Medical Affairs, Chief Medical
-----------------------------
Nigel Rulewski               Officer and a Director




By:  /s/ John F. Dee
     -------------------------
     John F. Dee
     Attorney- in-fact

                                  EXHIBIT INDEX

EXHIBIT
  NO.                             DESCRIPTION
  ---                             -----------
4.1      Restated Certificate of Incorporation of Procept. Filed as Exhibit 3.1
         to Procept's Form 10-Q for the quarter ended June 30, 1997, Commission
         File No. 0-21134, and incorporated herein by reference.

4.2 Certificate of Amendment of the Restated Certificate of Incorporation of Procept, filed with the Secretary of State of Delaware on October 7, 1997, to be effective as of October 14, 1997. Filed as Exhibit 3.1 to Procept's Form 10-Q for the quarter ended September 31, 1997,
         Commission File No. 0-21134, and incorporated herein by reference.

4.3      Certificate of Amendment to the Amended and Restated Certificate of
         Incorporation, filed with the Secretary of State of Delaware on May 19, 1998, effective as of June 1, 1998. Filed as Exhibit 4.4 to Procept's
         Registration Statement on Form S-8, Commission File No. 333-66885, and incorporated herein by reference.

4.4      Bylaws of Procept. Filed as Exhibit 3.2 to Procept's Registration
         Statement on Form S-1, Commission File No. 33-57188, and incorporated by reference.

4.6      Warrant Agreement to Purchase Class D Convertible Preferred Stock dated
         August 1, 1991, issued to Comdisco, Inc. Filed as Exhibit 4.2 to
         Procept's Registration Statement on Form S-1, Commission File No.
         33-57188, and incorporated herein by reference.

4.7      Warrant Agreement to Purchase Class D Convertible Preferred Stock dated
         September 11, 1992, issued to Comdisco, Inc. Filed as Exhibit 4.3 to
         Procept's Registration Statement on Form S-1, Commission File No.
         33-57188, and incorporated herein by reference.

4.8      Warrant to Purchase Common Stock dated January 5, 1993, issued to
         Tucker Anthony Incorporated. Filed as Exhibit 4.6 to Procept's
         Registration Statement on Form S-1, Commission File No. 33-57188, and incorporated herein by reference.

4.9 Warrant to Purchase Common Stock dated as of February 17, 1994, issued to D. Blech & Company, Incorporated. Filed as Exhibit 4.6 to Procept's
         Form 10-K for the year ended December 31, 1994, Commission File No.
         0-21134, and incorporated herein by reference.

4.10     Warrant Agreement dated February 17, 1994 between Procept and D. Blech
         & Company, Incorporated. Filed as Exhibit 4.7 to Procept's Form 10-K for the year ended December 31, 1994, Commission File No. 0-21134, and incorporated herein by reference.

4.11     Warrant to Purchase Common Stock dated as of April 1, 1994, issued to
         Hambrecht & Quist Guaranty Finance, L.P. Filed as Exhibit 4 to
         Procept's Form 10-Q for the quarter ended March 31, 1994, Commission
         File No. 0-21134, and incorporated herein by reference.

4.12 Warrant to Purchase Common stock dated as of September 11, 1995, issued to Oppenheimer & Co., Inc. Filed as Exhibit 4.10 to Procept's
         Registration Statement on Form S-1, Commission File No. 33-96798, and incorporated herein by reference.

4.13     Form of Warrant Agreement between Procept and Commonwealth Associates.
         Filed as Exhibit 4.11 to Procept's Registration Statement on Form S-1,
         Commission File No. 33-96798, and incorporated herein by reference.

4.14     Form of Warrant to Purchase Common Stock dated as of May 17, 1996, and
         Schedule of Holders. Filed as Exhibit 4.11 to Procept's Form 10-K for the year ended December 31, 1996, Commission File No. 0-21134, and incorporated herein by reference.

4.15     Warrant to Purchase Common Stock dated as of January 6, 1997, issued to
         Furman Selz LLC. Filed as Exhibit 4.13 to Procept's Form 10-K for the year ended December 31, 1996, Commission File No. 0-21134, and incorporated herein by reference.

4.16     Unit Purchase Warrant Agreement dated May 17, 1996, issued to David
         Blech. Filed as Exhibit 4.1 to Procept's Form 10-Q for the quarter ended June 30, 1997, Commission File No. 0-21134, and incorporated herein by reference.

4.17     Form of Subscription Agreement between Procept and Subscribers of
         Procept Common Stock listed on Schedule of Subscribers. Filed as
         Exhibit 4.17 to Procept's Registration Statement on Form S-3
         (Commission File No. 333-51245) on April 28, 1998 (the "1998 S-3").

4.18     Form of Class C Warrant to Purchase Common Stock, including Schedule of
         Holders. Filed as Exhibit 4.18 to the 1998 S-3.

4.19 Form of 1998 Unit Purchase Option, including Schedule of Holders. Filed as Exhibit 4.2 to Procept's Form 10-Q for the quarter ended June 30,
         1998, Commission File No. 0-21134, and incorporated herein by reference.

4.20     Form of 1995 Unit Purchase Warrant. Filed as Exhibit 4.1 to Procept's
         Form 8-K on March 31, 1999, Commission File No. 0-21134 (the "March
         1999 Form 8-K"), and incorporated herein by reference.

4.21     Form of 1997 Unit Purchase Option. Filed as Exhibit 4.2 the March 1999
         Form 8-K, and incorporated herein by reference.

4.22 Form of Class A Warrant. Filed as Exhibit 4.3 the March 1999 Form 8-K, and incorporated herein by reference.

4.23 Form of Class B Warrant. Filed as Exhibit 4.4 the March 1999 Form 8-K, and incorporated herein by reference.

4.24     Form of Warrant to Purchase Shares of Common Stock issued to Aries
         Trust and Aries Domestic Fund, L.P. Filed as Exhibit 4.5 the March 1999
         Form 8-K, and incorporated herein by reference.

4.25     Warrant Certificate dated July 13, 1999 issued to Wound Healing of
         Oklahoma. Filed as Exhibit 4.1 to Procept's Form 10-Q for the quarter ended June 30, 1999, Commission File No. 0-21134, and incorporated herein by reference.

4.26     Form of Class D Warrant Certificate, including Schedule of Holders.
         Filed as Exhibit 4.2 to Procept's Form 10-Q for the quarter ended
         June 30, 1999, Commission File No. 0-21134, and incorporated herein by reference.

5.1      Opinion of Palmer & Dodge LLP. Filed herewith.

23.1 Consent of PricewaterhouseCoopers LLP, independent accountants to Procept. Filed herewith.

23.2     Consent of Palmer & Dodge LLP (contained in Exhibit 5.1).

23.3     Consent of Deloitte & Touche LLP. Filed herewith.

23.4     Consent of Deloitte & Touche LLP. Filed herewith.

24.1     Power of Attorney. (1)




(1) Previously filed.